As filed with the Securities and Exchange Commission on November 8, 2007
Registration No. 333-146023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA EDUCATION ALLIANCE, INC.
(Name of Small Business Issuer in Its Charter)

North Carolina	8299	56-2012361
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, The People’s Republic of China 150090
86-451-8233-5794
(Address and telephone number of Principal Executive Offices)

58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, The People’s Republic of China 150090
(Address of principal place of business)

Xiqun Yu, CEO
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, The People’s Republic of China 150090
86-451-8233-5794
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006
Telephone: (212) 981-6767
Fax: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $.001 per share(2)	1,263,500	$1.68	$2,122,680	$65.17
Common stock, par value $.001 per share (3)	1,263,500	$1.68	$2,122,680	$65.17
				$130.34	*

* Previously paid.

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on September 11, 2007, the day before the initial filing of this registration statement, which was $1.68 per share, as adjusted to reflect the one-for-three reverse split which was effective on October 12, 2007.

(2)	Represents shares of common stock issuable upon conversion of series A convertible preferred stock.
(3)	Represents shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 8, 2007

PROSPECTUS
2,527,000 Shares
CHINA EDUCATION ALLIANCE, INC.
common stock
OTC Bulletin Board Trading Symbol: CEUA

The selling stockholders may offer and sell from time to time up to an aggregate of 2,527,000 shares of common stock that they may acquire from us upon conversion series A preferred stock or upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $45,000.

On November 7, 2007, the last reported sales price for our common stock on the OTC Bulletin Board was $4.70 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is  , 2007

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to China Education Alliance, Inc. and its subsidiaries.

Our Business

We are an education service company that provides on-line education and on-site training in the People’s Republic of China. Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. We have a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. Our data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools, which includes exams that had previously been given and exams that were developed by teachers who we engaged. We market this data base under the name “Famous Instructor Test Paper Store.” We also offer, though our website, video on demand, which includes tutoring of exam papers and exam techniques. We compliment the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through our website without charge, we charge our subscribers for such services as the Famous Instructor Test Paper Store and the video on demand. Subscribers can purchase debit cards which can be used to download material from our website.

We also provide on-site teaching services in Harbin, which we market under the name “Classroom of Famed Instructors.” We have a 36,600 square foot training facility in Harbin, Heilonjiang Province, China, which has 17 classrooms and can accommodate 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes

We are introducing a program of online vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com , which is an Internet platform for training agencies and schools to offer their services. The pilot version of the www.360ve.com , is being launched in July 2007. We are calling this program our “Millions of College Students Employment Crossroad” program. We developed this program in response to the high jobless rate for China’s college graduates. Many college graduates pursue vocational training after college education in order to find employment. Our program is designed to establish a long-term training program for college students to build connections with corporations and obtain educational programs prescribed by the hiring corporations.

Reverse Stock Split

On October 12, 2007, we effected a one-for-three reverse split of our common stock. All share and per share information in this prospectus retroactively reflects this reverse split.

Organization

We were incorporated in North Carolina on December 2, 1996 under the name of ABC Realty Co. to engage in residential real estate transactions as a broker or agent. Following the September 2004 reverse acquisition described below, our corporate name was changed to China Education Alliance, Inc. on November 17, 2004. At the time of the reverse acquisition, we were not engaged in any business activity and we were considered to be a blank-check shell company.

On September 15, 2004, we entered into an agreement pursuant to which:

•
the stockholders of Harbin Zhong He Li Da Jiao Yu Ke Ji You Xian Gong Si (“Harbin Zhong He Li”), a corporation organized under the laws of China (the “PRC”), transferred all of the stock of Harbin Zhong He Li Da to us and we issued to those stockholders a total of 18,333,333 shares of common stock, representing 95% of our outstanding common stock after giving effect to the transaction.

•
Duane Bennett, who was then our chairman of the board and controlling shareholder, caused 3,666,667 shares of common stock that were controlled by him to be transferred to us for cancellation, for which Harbin Zhong He Li Da or its stockholders paid $400,000, of which $300,000 was paid in cash and the balance was paid by a promissory note, which has been paid.

•	We changed our corporate name to China Education Alliance, Inc.

Our executive offices are located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, The People’s Republic of China 150090, telephone number 86-451-8233-5794.

Issuance of Securities to the Selling Stockholders

In May 2007, we issued to the selling stockholders, for $3,400,000, convertible notes in the principal amount of $3,400,000. Upon filing of articles of amendment to our articles of incorporation and a certificate of designation setting forth the rights, preferences, privileges and limitation on the holders of the series A preferred stock, the notes were automatically converted into 9,189,189 shares of series A preferred stock and warrants to purchase a total of 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share and 264,367 shares of common stock at $3.00 per share. The 9,189,189 shares of series A preferred stock are convertible into 3,063,063 shares of common stock. Each share of series A preferred stock is convertible into one-third of a share of common stock, and the conversion price of the series A preferred stock, which is determined by dividing the purchase price of $3,400,000 by the number of shares of common stock issuable upon conversion, is $1.11 per share.

On May 8, 2007, the date of the initial closing on the securities purchase agreement, the closing price of our common stock was $1.11 per share. At such date, the value of the 2,527,000 shares of common stock offered hereby had a value, based on the market price, of approximately $2.8 million. Based on the $3.50 per share closing price of our common stock on October 22, 2007, these shares had a value of approximately $8.4 million.

The Offering

Common Stock Offered:
2,527,000 shares of which 1,263,500 shares of common stock are issuable upon conversion of the series A preferred stock and 1,263,500 shares of common stock are issuable upon exercise of warrants. The 2,527,000 shares of common stock being registered represents 13.1 percent of our outstanding common stock and 33.3% of the number of shares of common stock held by persons other than our officers, directors and affiliates.

Limitation on Issuance of Common Stock:
The holders of the series A preferred stock and the holders of the warrants cannot convert their shares of series A preferred stock or exercise their warrants to the extent that such conversion and exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of Common Stock:	19,321,667 shares

Common Stock to be Outstanding after Conversion of Series A Preferred Stock and Exercise of Investor Warrants covered hereby:	21,848,667 shares [1]

Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders or from the conversion of the series A preferred stock. In the event that any selling stockholders exercise all of the warrants for which the underlying shares are registered, we would receive the exercise price which would total $2.2 million if and when the warrants are exercised. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. We cannot assure you that any of the warrants will be exercised. See “Use of Proceeds.”

[1]
Includes shares of common stock issuable upon conversion of the series A preferred stock and the exercise of warrants held by the selling stockholders for which the underlying shares are registered, and does not include 5,050,430 shares of common stock which are issuable upon conversion of series A preferred stock and exercise of warrants held by the selling stockholders for which the underlying shares are not being registered.

SUMMARY FINANCIAL INFORMATION
(in thousands, except per share information)

The following information at December 31, 2006 and for the years ended December 31, 2006 and 2005 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at June 31, 2007 and for the six months ended June 30, 2007 and 2006 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
Revenues:
Online education	$6,345	$2,692	$6,621	$2,424
Training center	1,091	822	1,704	689
Gross profit
Online education	5,057	1,899	4,854	1,697
Training center	645	458	907	399
Income from operations	3,054	1,978	2,716	1,678
Income before income taxes	2,633	1,983	2,581	1,706
Net income	2,396	1,983	2,625	1,703
Income per share (basic)	$0.12	$0.10	$0.14	$0.09
Weighted average shares of common stock outstanding (basic)	19,318	19,305	19,307	19,305
Income per share (diluted)	$0.12	$0.10	$0.14	$0.09
Weighted average shares of common stock outstanding (diluted)	20,302	19,305	19,307	19,305

Balance Sheet Information:

	June 30, 2007	December 31, 2006
Working capital	$4,005	$1,110
Total assets	15,324	9,278
Total liabilities	5,139	2,105
Retained earnings	6,614	4,218
Stockholders’ equity	10,185	7,173

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Associated with our Business

Our business is dependent upon the Chinese government’s educational policies and programs .

As a provider of educational services, we are dependent upon government educational policies. Almost all of our revenue to date has been generated from the sale of test papers and materials relating to courses at different educational levels. To the extent that the government adopts policies or curriculum changes that significantly alter the testing and course material used in the educational system, our products could become obsolete, which would affect our ability to generate revenue and operate profitably. We cannot assure you that the Chinese government agencies would not adopt such changes.

We are subject to numerous Chinese rules and regulations which restrict the scope of our business and could have a material adverse impact on us.

We are subject to numerous rules and regulations in China, including, without limitation, restrictions on foreign ownership of Internet and education companies and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy.  We are not aware that any of our agreements or our current organizational structure is in violation of any governmental requirements or restrictions, explicit or implicit.  However, there can be no assurance that we are in compliance now, or will be in the future.  Moreover, operating in China involves a high risk that restrictive rules and regulations could change.  Indeed, even changes of personnel at certain ministries of the government could have a negative impact on us.  The determination that our structure or agreements are in violation of governmental rules or regulations in China would have a material adverse impact on us, our business and on our financial results.

Our business may be subject to seasonal and cyclical fluctuations in sales .

We may experience seasonal fluctuations in our revenue in some regions in China, based on the academic year and the tendency of parents and students to make purchases relating to their education just prior to or at the beginning of the school year in the autumn.  Any seasonality may cause significant pressure on us to monitor the development of materials accurately and to anticipate and satisfy these requirements.

Our business is subject to the health of the Chinese economy .

The purchase of educational materials not provided by the state educational system is discretionary and dependant upon the ability and willingness of families or students to spend available funds on extra educational products to prepare them for national examinations. A general economic downturn either in our market or a general economic downturn in China could have a material adverse effect on our revenue, earnings, cash flow and working capital.

We depend on our senior officers to manage and develop our business .

Our success depends on the management skills of Mr. Xiqun Yu, our chief executive officer and president and his relationships with educators, administrators and other business contacts.  We also depend on successfully recruiting and retaining highly skilled and experienced authors, teachers, managers, sales persons and other personnel who can function effectively in China.  In some cases, the market for these skilled employees is highly competitive.  We may not be able to retain or recruit such personnel, which could materially and adversely affect our business, prospects and financial condition.  We do not maintain key person insurance on these individuals.  We do not have employment contracts with Mr. Yu or any other officers or employees. The loss of Mr. Yu would delay our ability to implement our business plan and would adversely affect our business.

We may not be successful in protecting our intellectual property and proprietary rights.

Our intellectual property consists of old test papers, which are contained in our library, and courseware which we developed by engaging authors and educators to develop these materials.  Our proprietary software products are primarily protected by trade secret laws.  Although we execute require our authors and software development employees to sign confidentiality and non-disclosure agreements, we cannot assure you that we will be able to enforce those agreements or that our authors and software development employees will not be able to develop competitive products that do not infringe upon our proprietary rights. We do not know the extent that Chinese courts will enforce our proprietary rights.

Others may bring defamation and infringement actions against us, which could be time-consuming, difficult and expensive to defend.

As a distributor of educational materials, we face potential liability for negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute.  Any claims could result in us incurring significant costs to investigate and defend regardless of the final outcome.  We do not carry general liability insurance that would cover any potential or actual claims. The commencement of any legal action against us or any of our affiliates, whether or not we are successful in defending the action, could both require us to suspend or discontinue the distribution of some or a significant portion of our educational material and require us to allocate resources to investigating or defending claims.

We depend upon the acquisition and maintenance of licenses to conduct our business in China.

In order to conduct business in China, we need licenses from the appropriate government authorities, including general business licenses and an education service provider license.  The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition.

Our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Many schools in China, especially those in rural areas, do not have sufficient funds to purchase textbooks, educational materials or computers to use our web-based educational portal.  In addition, provincial and local governments may not have the funds to support the implementation of a curriculum using our educational products or may allocate funds to programs which are different from our products. Our failure to be able to sell our products and services to students in certain areas of China may inhibit our growth and our ability to operate profitably.

Changes in the policies of the government in China could significant impact our ability to operate profitably.

The economy of China is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals.  Government policies can have significant effect on the economic conditions of China generally and the educational system in particular.  Although the government in China has confirmed that economic development will follow a model of market economy under socialism, a change in the direction of government planning may materially affect our business, prospects and financial condition.

Inflation in China could negatively affect our profitability and growth.

While the economy in China has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on profitability. In order to control inflation in the past, the government has imposed controls in bank credits, limits on loans for fixed assets, and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth which could impair our ability to operate profitably.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operations and assets in China are subject to significant political and economic uncertainties.

Government policies are subject to rapid change, and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of China will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in China remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. The government of China also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of China provide give the government broad power to fix and adjust prices. We need to obtain government approval in setting our prices for classroom coursework and tutorials. Although the sale of educational material over the Internet is not presently subject to price controls, we cannot give you any assurance that they will not be subject to controls in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our services will be limited and we may face no limitation on our costs. As a result, we may not be able to pass on to our students any increases in costs we incur, increased any increases in the costs of our faculty. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable Chinese regulatory authorities.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of most developed countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most developed countries including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of other developed countries.

Because our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in China .

Our directors and our executive officers reside in the PRC and all of our assets are located in China. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

All of our agreements, which are made by our Chinese subsidiaries, are governed by the laws of China. The Chinese legal system is a civil law system based on written statutes. Accordingly decided legal cases have little precedential value. The government of China has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, these laws are relatively new and their experience in implementing, interpreting and enforcing these laws and regulations is limited. Therefore, our ability to enforce commercial claims or to resolve commercial disputes may be uncertain. The resolution of these matters may be subject to the exercise of considerable discretion by the parties charged with enforcement of the applicable laws. Any rights we may have to specific performance or to seek an injunction under Chinese law may be limited, and without a means of recourse, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in China. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the exchange rate could have a material adverse effect upon our business .

We conduct our business in the Renminbi. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 6.5% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and August 31, 2007. However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent our future revenues are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Recent recalls of Chinese products may affect the market for our stock.

Although we do not sell consumer products in the international market, the recent recalls of Chinese products in the United States and elsewhere could affect the market for our stock by causing investors to invest in companies that are not based on China.

Certain of our stockholders control a significant amount of our common stock.

Approximately 65.6% of our outstanding common stock is owned by our chief executive officer, Mr. Xiqun Yu. Mr. Yu presently has the voting power to elect all of the directors and approve any transaction requiring stockholder approval.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price .

The terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issued common stock upon exercise of the warrants, may make it difficult for us to raise additional capital if required for our present business and for any planned expansion. We are prohibited (i) from issuing convertible debt or preferred stock until the earlier of five years from the closing or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) from having debt in an amount greater than twice our EBITDA until three years from the closing or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the investors in our May 2007 private placement.

If we fail to achieve certain financial results, we will be required to issue more shares of common stock to the holders of our series A preferred stock or and reduce the exercise price of the warrants.

The warrants held by the selling stockholders have anti-dilution provisions which reduce the exercise price of the warrants if we issue common stock at a price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants or if we fail to meet fully-diluted pre-tax income per share targets set forth in the purchase agreement. If either or both of these adjustments are triggered, the investors in the May 2007 private placement will receive, on such conversion, a larger number of shares of common stock, which will increase their percentage interest in our stock. We cannot assure you that there will not be such an adjustment. If the maximum downward adjustment based on our pre-tax income were made in the conversion price of the series A preferred stock, we would issue a maximum of 2,833,333 additional shares of series A preferred stock to the investors in the private placement, and the exercise price of the warrants would decrease by up to 50%. The 2,833,333 shares of series A preferred stock will be convertible into 944,444 shares of common stock.

We have paid liquidated damages and we may be required to pay additional liquidated damages if our board does not consist of a majority of independent directors.

The purchase agreement relating to the May 2007 private placement requires us to appoint and maintain such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors by August 6, 2007. Liquidated damages are payable at the rate of 12% per annum, with a maximum of 12% of the purchase price, payable in cash or shares of Series A Preferred Stock, as the investors may request. The maximum amount of liquidated damages which may be paid under this provision is $408,000. Our failure to comply with these requirements resulted in our payment of liquidated damages through the payment of $77,128 or the issuance of 208,456 shares of series A preferred stock as of October 15, 2007. The investors elected to take payment in stock. We are currently in default of these obligations.

If we do not register the shares of common stock being sold pursuant to this prospectus in a timely manner, we will be required to issue additional shares of series A preferred stock as liquidated damages.

The registration rights agreement which we executed in connection with the sale of the convertible notes requires us to issue additional shares of series A preferred stock if we fail to file a registration statement by July 7, 2007, and have the registration statement declared effective 120 days thereafter (November 5, 2007), and keep the registration statement current and effective thereafter. We are currently in default of the registration rights agreement for failing to file the registration the registration statement by July 7, and to have the registration statement declared effective by November 5, 2007. The agreement provides that the liquidated damages are a maximum of 2,130 of series A preferred stock per day, with a maximum of 900,000 shares of series A preferred stock. However, since, pursuant to the SEC’s rules relating to secondary offerings, we are not able to register all of the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants, the number of shares is reduced to a fraction of 2,130 shares, of which the numerator is the number of shares being registered (2,527,000) and the denominator is the number of shares issuable upon conversion of all of the series A preferred stock (3,063,063), which is 1,755 shares per day.

Risks Associated with Investing in our common stock

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock., which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock other than issuances required pursuant to liquidated damages provisions arising for the agreements we signed in connection with the May 2007 private placement, we may issue such shares in the future.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we will be required to include a management report on internal controls over financial reporting in our Form 10-KSB annual report for the year ended December 31, 2007, and we will be required to include an auditor’s report on internal controls over financial reporting for the year ended December 31, 2008. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and restrictions in our preferred stock purchase agreement as well as potential government restrictions, we may be unable to pay dividends .

We are prohibited from paying dividends on our common stock while our series A preferred stock is outstanding. In addition, payment of dividends to our shareholders would require payment of dividends by our China subsidiaries to us. This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the United States. Although our subsidiaries’ classification as wholly-owned foreign enterprises under Chinese law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The volatility of and limited trading market in our common stock may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock has ranged from $0.24 to $3.50. Any future market price for our shares is likely to continue to be very volatile. Further, our common stock is not actively traded, which may amplify the volatility of our stock. These factors may make it more difficult for you to sell shares of common stock.

The registration and potential sale by the selling stockholders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares pursuant to this prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in China, demand, including demand for our products resulting from change in the educational curriculum or in educational policies, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $2.2 million, which we would receive only if all of the warrants for which the underlying shares of common stock are being registered were exercised at their present exercise prices, which are $1.50 per share as to warrants to purchase 735,632 shares of common stock, and $2.07 per share as to warrants to purchase 527,868 shares of common stock. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants could be reduced by up to 50%, with the result that the total proceeds would be reduced by up to approximately $1.1 million. We cannot assure you that any of the warrants will be exercised.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of October 15, 2007, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. Upon completion of the offering, none of the selling stockholders will own any shares outright, and will only own shares issuable upon conversion of series A preferred stock or exercise of warrants that have not been sold pursuant to this offering. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding[4]
Barron Partners, LP1	2,359,772	2,359,772	1,125,746	4.9%
Eos Holdings[2]	282,632	92,904	189,727	*
Hua-Mei 21st Century Partners, LP3	226,015	74,324	151,782	*

* Less than 1%.

1 Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. As a result of the 4.9% limitation on the number of shares issuable upon conversion of the series A preferred stock and the exercise of the warrants, the number of shares of common stock shown as beneficially owned by Barron Partners after the offering represents the number that, upon such exercise or conversion, would result in Barron Partners owning 4.9% of the then outstanding common stock.

2 Jon Carnes has sole voting and dispositive power over the shares beneficially owned by Eos Holdings.

3  Peter Sirus and Leigh Curry have sole voting and dispositive power over the shares beneficially owned by Hua-Mei 21st Century Partners, LP.

4 For purposes of determining the percentage of outstanding, we are assuming that all of the 2,527,000 shares of common stock covered by this prospectus have been issued and are outstanding.

Pursuant to the securities purchase agreement, 2,833,333 shares of series A preferred stock, which are convertible into 944,445 shares of common stock, and 944,444 shares of common stock which are owned by our chief Xiqun Yu are held in escrow. If our pre-tax income for 2007 is less than $0.59823 per share, on a fully-diluted basis, all or a portion of the shares of series A preferred stock will be delivered to the investors and all or a portion of the shares placed in escrow with Mr. Yu will be returned to us and cancelled. None of the escrow shares are treated as being beneficially owned by any of the selling stockholders either prior to or upon completion of the offering. The following table sets forth the maximum number of the shares of series A preferred stock which may be transferred to each of the selling stockholders.

Name	Maximum Number of Shares
Barron Partners, LP	2,645,833
Eos Holdings	104,167
Hua-Mei 21st Century Partners, LP	83,333

The shares being offered by the selling stockholders represent the shares of common stock issuable upon conversion of the shares of series A preferred stock and exercise of the warrants that were issued upon conversion of the notes that were issued in the May 2007 private placement. See “Selling Stockholders - May 2007 Private Placement” for information relating to the shares of common stock issuable to the selling stockholders. We are not registering any shares of common stock issuable upon conversion of any of the shares of preferred stock which may be delivered to the selling stockholders pursuant to the escrow agreement or any shares which have been issued or may be issued pursuant to the liquidated damages provisions discussed in “Selling Stockholders - May 2007 Private Placement.”

Except as expressly provided in the certificate of designation relating to the series A preferred stock or the warrants, no person may convert shares of series A preferred stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by that person and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock to convert their shares of series A preferred stock and exercise their warrants. This limitation applies separately to each of these selling stockholders and applies to shares owned by the selling stockholders at any one time. Upon disposition of the shares issuable upon conversion of the series A preferred stock and exercise of the warrants, the selling stockholders would be able to exercise or convert additional securities. As the number of outstanding shares of common stock increases, whether upon conversion of the series A preferred stock or exercise or warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of notes or the warrants issued in the May 2007 private placement transfers its or his notes or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

May 2007 Private Placement

On May 8, and May 31 2007, we sold, pursuant to a securities purchase agreement, as amended, 3% convertible subordinated notes in the aggregate principal amount of $3,400,000 to three investors. In October 2007, the notes were automatically converted into an aggregate of (i) 9,189,189 shares of our series A convertible preferred stock, which is convertible into an aggregate of 3,063,063 shares of our common stock, subject to adjustment, (ii) five-year common stock purchase warrants to purchase 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share, five-year common stock purchase warrants to purchase 264,367 shares of common stock at $3.00 per share.

The following table sets forth the investment made by each investor, which is the same as the principal amount of the note issued to each investor, the number of shares of preferred stock issued to the investor upon conversion of the notes, the number of shares of common stock are issuable upon conversion of the series A preferred stock, and the number of shares of common stock issuable upon exercise of each set of warrants:

Name	Investment	Preferred Stock	Common Stock	$1.50 Warrants	$2.07 Warrants	$2.40 Warrants	$3.00 Warrants
Barron Partners, LP	$3,175,000	8,581,081	2,860,360	666,667	2,645,833	656,250	239,583
Eos Holdings	125,000	337,838	112,613	38,314	104,167	13,769	13,769
Hua-Mei 21st Century Partners, LP	100,000	270,270	90,090	30,651	83,333	11,015	11,015
Total	$3,400,000	9,189,189	3,063,063	735,632	2,833,333	681,034	264,367

The notes provided for interest at 3% per annum. However, upon the conversion of the notes, we issued the stock and warrants based on the principal amount of the notes, and we did not make any adjustment for the interest.

The warrants have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on date of issuance and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if our pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.59823. Pre tax-income is defined as income before income taxes determined in accordance with generally United States generally accepted accounting principles (“GAAP”) plus (a) any charges relating to the transaction contemplated by the purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if our pre-tax income is 20% below the threshold (a “20% shortfall”) and 50% or more below the threshold (a “50% shortfall”):

	$1.50 Warrant	$2.07 Warrant	$2.40 Warrant	$3.00 Warrant
	Exercise Price	Exercise Price	Exercise Price	Exercise Price
Unadjusted	$1.50	$2.07	$2.40	$3.00
20% shortfall	$1.20	$1.656	$1.92	$2.40
50% shortfall	$0.75	$1.035	$1.20	$1.50

The warrants also give us the right to call the warrants for $.01 per share of common stock issuable upon exercise of the warrants if the trading price per share of the common stock is not less than the greater of (a) $4.14 or 200% of the exercise price for the $2.07 warrants, (b) $4.14 or 276% of the exercise price for the $1.50 warrants; (c) $4.14 or 172.5% of the exercise price for the $2.40 warrants, and (d) $5.25 or 175% of the exercise price for the $1.00 warrants on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 1,000 shares.

In order for us to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, our right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

The securities purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

Pursuant to the purchase agreement, in addition to the foregoing:

•
We are required to file a proxy statement with the Securities and Exchange Commission seeking stockholder approval of an amendment to our articles of incorporation which creates a class of preferred stock and thereafter hold a stockholders’ meeting to seek approval of the certificate of amendment. We held a meeting of stockholders on September 27, 2007, at which the amendment to our articles of incorporation was approved. We filed the articles of amendment and the certificate of designation setting forth the rights, preferences and privileges of the holders of the series A preferred stock.

•
We placed 944,444 shares of common stock and Mr. Xiqun Yu, our chief executive officer and principal stockholder, placed in escrow 944,444 shares of common stock. Upon the filing of the certificate of amendment and the certificate of designation, we issued a certificate for 2,833,333 shares of series A preferred stock in exchange for the certificate for 944,444 shares of common stock, and the escrow agent returned shares of common stock for cancellation.

•
If our pre-tax income for 2007 is less than $0.06647 per share, on a fully-diluted basis, the percentage shortfall shall be determined by dividing the amount of the shortfall by the target number. If the percentage shortfall is equal to or greater than 33 1/3%, then the 2,833,333 shares of series A preferred stock shall be delivered to the investors and the 944,444 shares of common stock placed in escrow by Mr. Yu shall be delivered to us, and we shall cancel such shares.

•	If the percentage shortfall is less than 33 1/3%, the escrow agent shall:

•
(i) deliver to the investors such number of shares of series A preferred stock as is determined by multiplying the percentage shortfall by 2,833,333 shares, and (ii) deliver to the balance of the 2,833,333 shares of series A preferred stock to us, and we shall cancel such shares, and

•
(i) deliver to us such number of shares of common stock as is determined by multiplying the percentage shortfall by 944,444 shares, and we shall cancel such shares, and (ii) deliver to Mr. Yu the balance of the 944,444 shares that were not transferred to us.

•
We agreed that, within 90 days after the closing, which was August 6, 2007, we would have appointed such number of independent directors that would result in a majority of our directors being independent directors and we would have an audit committee composed solely of independent directors and a compensation committee would have a majority of independent directors. Thereafter, our failure to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason, would results in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock. The liquidated damages are computed in an amount equal to 12% per annum of the principal amount of notes outstanding, up to a maximum of $408,000, which is payable in cash or stock, at the election of the investors. Our failure to comply with these requirements resulted in our payment of liquidated damages through the payment of $77,128 or the issuance of 208,456 shares of series A preferred stock as of October 15, 2007. The investors elected to take payment in stock, and we issued the shares in October 2007. We are currently in default of these obligations.

•
We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, which was July 7, 2007, a registration statement covering the common stock issuable upon conversion of notes and the series A preferred stock and exercise of the warrants. We were also required to have the registration statement declared effective by the SEC not later than 120 days after the completion of the 60 day period, which is November 5, 2007. We filed the registration statement on September 13, 2007. However, if we fail to file the registration statement by the required filing date but the registration statement is declared effective by the required effectiveness date, then no liquidated damages are payable with respect to the failure to file by the filing date. We may defer the issuance of any such shares of series A preferred stock until the first date after the required effectiveness date that we are required to pay liquidated damages. Liquidated damages under the registration rights agreement are payable through the issuance of additional shares of series A preferred stock at the rate of 2,130 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 900,000 shares. However, since, pursuant to the SEC’s rules relating to secondary offerings, we are not able to register all of the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants, the number of shares is reduced to a fraction of 2,130 shares, of which the numerator is the number of shares being registered (2,527,000) and the denominator is the number of shares issuable upon conversion of all of the series A preferred stock (3,063,063), which is 1,755 shares per day. Because we have failed to have the registration statement declared effective by November 5, 2007, we are required to issue shares as liquidated damages for failure to file the registration statement by July 7, 2007, we would be required to issue 115,830 shares of series A preferred stock, which are convertible into 38,610 shares of common stock.

•	The investors have a right of first refusal on future financings.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, (a) the conversion price of the note and the series A preferred stock is reduced to the lower price and (b) exercise price will be reduced pursuant to a weighted average formula.

•	We are restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice our earnings before interest, taxes, depreciation and amortization.

•
Our officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	We paid Barron Partners $50,000 for its due diligence expenses.

In connection with the placement, we paid Brean Murray Carret & Co. a fee of $60,000 and issued to Brean Murray a warrant to purchase 83,333 shares of common stock at $2.25 per share, and paid cash fees of $48,000 to Huang Jun and $24,000 to Liu Zongbo.

The proceeds from the sale of the notes, after brokerage fees and closing costs was used to pay the principal and interest on bridge notes issued in September 2006 in the amount of $1,364,578 and for working capital. The presently outstanding warrants to purchase a total of 510,000 shares of common stock which were issued in connection with the bridge notes, are to be modified so that the warrants will terminate on September 29, 2010 and have an exercise price of $1.50 per share. The warrants shall give us the right to call the warrants for $.01 per share after September 29, 2008 if the average closing sales price of our common stock exceeds $4.14 per share during any period of 30 consecutive trading days. It was also agreed that there will be no piggy-back rights regarding the warrants in connection with the registration statement to be filed by us in connection with the note issued pursuant to the purchase agreement and that the warrant holders will not exercise any demand registration rights until September 29, 2008; provided, however, the holders of the warrants shall not exercise any demand registration rights if (a) all of the underlying shares issuable upon exercise of such warrants may be sold pursuant to Rule 144(k) or any subsequent successor rule or (b) such warrants have not been called for redemption.

The following table (les)sets forth the dollar value of any payment made by us, including the value of any payments made in stock, in connection with May 2007 private placement, to any selling stockholder or any affiliate of any selling stockholder or any person which we know to have a contractual relationship with any selling stockholder.

Table 1

Payee	Payment	Value of Payment	Purpose of Payment
Barron Partners	$50,000	$50,000	Due diligence payment made at closing
Brean Murray Carret & Co.	$60,000 plus warrants to purchase 83,333 shares of common stock at $2.25 per share	$64,495	Investment banking fee
Huang Jun	$48,000	$48,000	Finders fee
Liu Zongbo	$24,000	$24,000	Finders fee
Barron Partners and Eos Holdings and Hua-Mei 21st Century Partners	208,456 shares of series A preferred stock	$77,128	Liquidated damages for failing to have a majority of independent directors as of October 15, 2007
Barron Partners and Eos Holdings and Hua-Mei 21st Century Partners	115,830 shares of series A preferred stock (potential)	$128,571	Potential payment of liquidated damages for failure to file the registration statement by July 7, 2007
Barron Partners and Eos Holdings and Hua-Mei 21st Century Partners	1,775 shares of series A preferred stock per day (potential)	$1,970 per day	Potential liquidated damages for each day between November 5, 2007 and the effective date of the registration statement

We received total proceeds of $3,400,000 from the sale of the notes. After deducting the due diligence payment of $50,000 to Barron Partners and the investment banking and finders fees in the amount of $132,000, the net proceeds were $3,218,000.

The closing price of our common stock on October 25, 2007 was $3.75 per share. If all of the shares of common stock which the selling stockholders propose to sell pursuant to this prospectus were sold at that price, the selling stockholders would realize gross proceeds of $9,476,250. Table 2 shows the potential profit from the sale of those shares if the shares could be sold at that price:

Table 2

Gross proceeds		$9,476,250
Cost of shares underlying series A preferred stock @$1.11 per share	$1,402,485
Exercise price of the warrants	2,196,135
Total cost		3,598,620
Potential profit		$5,877,630

In this table, the purchase price of the notes was allocated to the shares of common stock issuable upon conversion of the series A preferred stock.

Table 3 sets forth information relating to the total profit which the selling stockholders may realize from their sale of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants, based on the market price of our common stock on October 25, 2007 of $3.75 per share.

Table 3

	Shares of common stock issuable upon exercise or conversion of
	Series A Preferred	$1.50 warrants	$2.07 warrants	$2.40 warrants	$3.00 warrants	Total
Issued at closing	3,063,063	735,632	2,888,333	681,034	264,367	7,577,430
Liquidated damages	69,485	0	0	0	0	69,485
Total	3,132,548	735,632	2,888,333	681,034	264,367	7,646,915
Cost	$3,400,000	$1,103,448	$5,978,849	$1,634,483	$793,102	$12,399,482
Sales price at $3.75	$11,747,055	$2,758,621	$10,831,249	$2,553,879	$991,378	$28,675,933
Discount based on $3.75 price	$8,347,055	$1,655,172	$4,760,000	$919,397	$198,276	$15,879,900
Potential issuance of liquidated damages shares	$144,788	0	0	0	0	$144,788
Maximum adjustment if earnings target is not met	$3,541,665	$551,724	$2,932,500	$817,241	$396,551	$8,239,682
Discount resulting from the foregoing adjustments	$12,033,508	$2,206,897	$7,692,500	$1,736,638	$594,827	$24,264,369

In table 3:

•
The purchase price of the notes is being allocated to the shares issuable upon conversion of the series A preferred stock. The effective price per share for the shares issuable upon conversion of the shares of series A preferred stock is $1.11 per share. There is no cost associated with the shares issued for liquidated damages.

•	The liquidated shares reflect those shares that are due to the selling stockholders by October 25, 2007.

•
The potential issuance of liquidated damages shares reflects the value at $3.75 per share, of the shares of common stock issuable upon conversion of the 115,830 shares of series A preferred stock which may become issuable for the failure to file the registration statement when required by the registration rights agreement.

•
The maximum adjustment if earnings target is not met reflects (a) the value of the common stock issuable upon conversion of the maximum number of shares of series A preferred stock which may be delivered to the selling stockholders from escrow and (b) the increase in the discount resulting from the maximum reduction in the exercise price of the warrants.

•	The discount referred to in the table represents the potential profit to the selling stockholder based on the assumptions reflected in the table.

Table 4 sets forth information concerning the gross proceeds paid or payable to us, the net proceeds and the potential profit to the selling stockholders based on the closing price of our common stock on October 25, 2007 of $3.75 per share.

Table 4

Gross proceeds payable at closing	$3,400,000
Gross proceeds from exercise of all warrants at current exercise price	9,396,033
Total gross proceeds	12,796,033
Cash payments to selling stockholders and brokers’ commissions (see Table 1)	182,000
Net cash proceeds to us	$12,614,033
Potential profit to selling stockholders based on current conversion and exercise prices (see Table 3)	$15,879,900
Percent that the potential profit based on current conversion and exercise prices bears to the net proceeds to us	126%
Potential profit to selling stockholders based on maximum adjustment if earnings target is not reached (see Table 3)	$24,264,369
Percent that the potential profit based on maximum adjustment if earnings target is now met bears to the net proceeds to us	192%

Table 5 sets forth information as to our outstanding shares and shares issued to the selling stockholders.

Table 5

Shares outstanding prior to conversion of any shares of series A preferred stock or warrantsGross proceeds payable at closing	19,321,667
Shares registered for resale by selling stockholders and their affiliates prior to the registration statement of which this prospectus is part	0
Shares sold by selling stockholders and their affiliates pursuant to a registration statement	0
Shares issued to selling stockholders and their affiliates upon conversion of series a preferred stock or warrants and held by them	0
Shares registered for selling stockholders for sale pursuant to this prospectus which have not been sold as of the date of this prospectus	2,527,000

The number of shares included in this registration statement represents 33.3% of the shares of common stock held by stockholders other than our officers, directors and affiliates.

The selling stockholders do not hold any option, warrants, notes or other convertible securities other than the securities described in this prospectus. Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Our common stock is traded is the OTC Bulletin Board under the trading symbol CEUA. The table below presents the closing high and low closing bid prices for our common stock for each quarter from January 1, 2005 through June 30, 2007. These prices reflect inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions. We obtained the following information from the National Quotations Bureau, L.L.C., adjusted for the one-for-three reverse split.

Year ended December 31, 2005	High Bid	Low Bid
1 st Quarter	$1.65	$0.75
2 nd Quarter	0.90	0.51
3 rd Quarter	1.08	0.60
4 th Quarter	0.90	0.24

Year ended December 31, 2006
1 st Quarter	2.58	0.30
2 nd Quarter	3.00	0.93
3 rd Quarter	1.32	0.66
4 th Quarter	2.43	0.84

Year ended December 31, 2007
1 st Quarter	2.23	1.35
2 nd Quarter	1.95	0.78
3 rd Quarter	0.67	1.53

On October 25, 2007, the closing price of our common stock on the OTC Bulletin Board was $3.75 per share.

We have not declared or paid any dividends on our common stock and presently does not expect to declare or pay any such dividends in the foreseeable future. Our securities purchase agreement relating to our May 2007 private placement prohibits us from paying dividends while the series A preferred stock is outstanding.

The registrar and stock transfer agent of the Company is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, FL 33321.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward Looking Statements.”

Overview

Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com , is a comprehensive education network platform which is based on network video technology and large data sources of education resources. We have a data base comprised of such resources as test papers for secondary education courses as well as video on demand. Our data base includes more than 300,000 exams and test papers and courseware for secondary and elementary schools. We also offer, though our website, video on demand, which includes tutoring of past exam papers and exam techniques.

We also provide on-site teaching services in Harbin, where we have a 36,600 square foot training facility with 17 classrooms that can accommodate 1,200 students. These classes complement our on-line education services. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes.

We generate revenue from through our website by selling prepaid debit cards to our subscribers. These debit cards permit the subscriber to download materials from our website over a specified period, usually one year. We recognize revenue from the debit cards when the students use the debit cards to purchase our products. To the extent that the debit cards expire unused, we recognize the remaining balance of the debit card at that time. We also recognize revenue from our online education business through the sale of advertising on our website. We recognize revenue from our training centers classes ratably over the term of the course, and we recognize revenue from face-to-face tutorials to students are our training center and face-to-face information technology training courses.

The laws of China give the government broad power to fix and adjust prices. We need to obtain government approval in setting our prices for classroom coursework and tutorials, which affects our revenue in our training center business. Although the sale of educational material over the Internet is not presently subject to price controls, we cannot give you any assurance that they will not be subject to controls in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our services will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable Chinese regulatory authorities.

Because students who purchase our on-line programs purchase debit cards for the programs that they use and students who enroll in our training classes pay their tuition before starting classes, we do not have significant accounts receivable. At June 30, 2007, we had no accounts receivable.

Our prepaid expenses account for a significant portion of our current assets - approximately $828,000, or 9.1% of current assets at June 30, 2007. Prepaid expenses are primarily comprised of advance payments made for services to teachers for online materials and video and prepaid rent. At June 30, 2007, prepayment of advertising was approximately $390,000, prepayment to teachers for the development of educational materials was approximately $264,000, prepayment of rent expense was $127,000, and other prepaid expenses were approximately $47,000. We amortize the prepayments to teachers over three months, which is the estimated life of the testing materials. The prepaid rent related to our Beijing office and dormitory rental for our training center. The prepayment to teachers decreases as the materials are delivered and the prepaid rent decreases ratably during the terms of the leases.

As a result both manner in which we recognize revenue and the manner that we expense the cost of our materials, there is a difference between our cash flow and both revenue and cost of revenue.

In our on-line education business, the principal component of cost of sales is the cost of obtaining new material to offer students as we increase the available material as well as depreciation related to computer equipment and software as well as direct labor cost. This business generates a relatively high gross margin, which was 79.7% for the six months ended June 30, 2007. The gross margin is affected by the payments we have to make to the teachers for the materials. In our training center business, the principal components of cost of sales are faculty and the amortization of intangible assets. This business generates a lower gross margin than the online education business, which was 59.1% for the six months ended June 30, 2007. The tuition that we charge our students at our training center is subject to government approval. As a result, we may not be able to pass on to our students any increases in costs we incur, including any increases in costs we incur, including increased costs of faculty. Our gross margin in the training center is also affected by the size of our classes.

Our on-line products and our training services are dependent upon the government’s education policies. Any significant changes in curriculum or testing methods could render all or a significant portion of our library of test papers and our training center obsolete and we may have to devote substantial resources in adapting to the changes.

We have recently added a platform for training agencies and schools to offer their services, and we offer job search guidance and career planning courses to college students and graduates. This business is part of our online education business, since it is presently largely an Internet-based activity.

Because the purchase of both our on-line and our training center is made from discretionary funds, our business is dependent upon both the economy of China and the perception of students that they will benefit from improving their ability to perform well on standardized tests which are given before middle school, high school and university.

In December 2006, we acquired, for approximately $1.0 million all of the fixed assets and franchise rights of Harbin Nangang Compass Computer Training School (“Compass Training School”), which was engaged in the business of providing on-line education resources to computer vocational training school students. As a result of this acquisition, we became the exclusive partner of Beida Qingniao APTEC Software Engineering within Heilongjiang Province in China for vocational training. The acquisition included materials and resources to provide on-site education classes and patented course materials. Compass Training School currently has two principal education programs focused on network engineering and ACCP software engineering with 9 on-site classrooms and 9 multimedia/computer classrooms at two centers.

We own 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd, which was formed on September 30, 2006. At the time of its organization, we transferred a 30% interest in this subsidiary to The Vocational Education Guidance Center of China, a non-profit, quasi-government entity, for no consideration in order to enable us to work with the Guidance Center’s network to expand our business. The value of this 30% interest, which is based on our cost, is treated as goodwill.

We are in the process of introducing new services aimed at the students who want to go to vocational school. These students include high school students who do not continue their education at universities and university graduates who are not able to find employment. The core business our vocation education will be in three main areas: vocation education enrollment, vocational certification, and career development for college graduates. We have collaborated with the China Vocation Education Society in setting up www.360ve.com , which provides information regarding vocation training schools and vocation training both on-line and on-site.

Significant Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Property and equipment are evaluated for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicator is present, we must assess whether the carrying amount of the asset is unrecoverable by estimating the sum of the future cash flows expected to result from the asset, undiscounted and without interest charges. If the recoverable amount is less than the carrying amount, an impairment charge must be recognized, based on the fair value of the asset.

Franchise rights were acquired by us from third parties and are amortized over the lives of the rights agreements, which is five years. We evaluate the carrying value of the franchise rights during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the year ended December 31, 2006.

In connection with the organization of our subsidiary, Beijing Hua Yu Hui Zhong Technology Development Co., we gave an unrelated governmental entity a 30% ownership in interest in the contributed capital of that subsidiary. This transfer of ownership is reflected as goodwill on our consolidated financial statements. At June 30, 2007, goodwill incurred in connection with this transaction was $43,696. We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Our evaluation of goodwill completed during the year resulted in no impairment losses. There were no impairments recorded during the year ended December 31, 2006.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent that we establish a valuation allowance or increase this allowance in a period, we must include a tax provision or reduce our tax benefit in the statements of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We believe, based on a number of factors including historical operating losses, which we will not realize the future benefits of a significant portion of our net deferred tax assets and we have accordingly provided a full valuation allowance against our deferred tax assets. However, various factors may cause those assumptions to change in the near term.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

We have determined the significant principles by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most significant accounting policies are those related to revenue recognition and deferred revenue.

Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. We believe that these criteria are satisfied upon customers download prepaid study materials. Prepaid debit cards allow our subscribers to purchase a predetermined monetary amount of download materials posted on our website. Prepaid service contracts are amortized to income on a straight line basis over the length of the service contract. These service contracts allow the user to have unlimited access to study materials for a designed period of time. At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when services are actually rendered. Unused value relating to debit cards is recognized as revenues when the prepaid debit card has expired. Revenue from advertising on our website is recognized when the advertisement is run. Since advertising customers are billed monthly, there are no unearned advertising revenues.

Prepaid expenses are primarily comprised of advance payments made for services to teachers for online materials and video and prepaid rent.

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represents deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials, including testing booklets, supplemental materials, and teaching video clips. The Company values the sales based on the actual occurrence of customer download. Therefore, the spare time between the purchase of debit cards and actual download is recorded under advances on accounts as deferred or unearned revenues. Once the download takes place, the amount is then transferred from advances on accounts to sales. Education fee prepayments represent tuition payments and payments for service contracts which are amortized over their respective terms.

We do not have any stock option or other equity-based incentive plans for our officers, directors or key employees. To the extent that we do adopt such plans in the future, such grants will be valued at the granting date and expensed over the applicable vesting period as required by Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments.”

New Accounting Pronouncements

In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instrument containing an embedded derivative that would otherwise require bifurcation, and broadens a Qualified Special Purpose Entity’s (“QSPE”) permitted holdings to include passive derivative financial instruments that pertain to other derivative financial instruments. This Statement is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year beginning after September 15, 2006. This Statement has no current applicability to our financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of this Statement will not have a material impact on our financial position, results of operations, or cash flows.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140” (“SFAS No. 156”). This Statement is effective for fiscal years beginning after September 15, 2006. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement has no current applicability to our financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of this Statement will not have a material impact on our financial position, results of operations, or cash flows.

In June 2006, the FASB issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. This Statement has no current applicability to our financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of FIN 48 will not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of this Statement.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to our financial statements. Management plans to adopt this Statement on December 31, 2006 and it is anticipated the adoption of SFAS No. 158 will not have a material impact to our financial position, results of operations, or cash flows.

In September 2006, the Securities Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. SAB No. 108 will be effective beginning January 1, 2007 and it is anticipated that the initial adoption of SAB No. 108 will not have a material impact on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

Results of Operations

The following table sets forth information from our statements of operations for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2006 and 2005, in dollars and as a percentage of revenue:

	(Dollars in thousands)
	Six Months Ended June 30,				Year Ended December 31,
	2007		2006		2006		2005
Revenues:
Online education	$6,345	85.3%	$2,692	76.6%	$6,621	79.5%	$2,424	77.9%
Training center	1,091	14.7%	822	23.4%	1,704	20.5%	689	22.1%
Cost of sales
Online education	1,288	17.3%	793	22.6%	1,766	21.2%	727	23.4%
Training center	446	6.0%	364	10.4%	797	9.6%	290	9.3%
Gross profit
Online education	5,057	68.0%	1,899	54.0%	4,854	58.3%	1,697	54.5%
Training center	645	8.7%	458	13.0%	907	10.9%	399	12.8%
Operating expenses:
Selling expenses	1,839	24.7%	208	5.9%	1,404	16.9%	170	5.5%
Administrative	596	8.0%	108	3.1%	1,517	18.2%	113	3.6%
Depreciation and amortization	213	2.9%	63	1.8%	124	1.5%	134	4.3%
Income from operations	3,054	41.1%	1,978	56.3%	2,716	32.6%	1,678	53.9%
Interest expense, net	477	6.4%	5	0.1%	135	1.6%	(2)	(0.1%)
Other income, net	55	0.7%	0	0.0%	0	0.0%	26	0.8%
Income before income taxes	2,633	35.4%	1,983	56.4%	2,581	31.0%	1,706	54.8%
Provision for income taxes	237	3.2%	0	0.0%	0	0.0%	2	0.1%
Income before minority interest	2,396	32.2%	1,983	56.4%	2,581	31.0%	1,703	54.7%
Net income	2,396	32.2%	1,983	56.4%	2,625	31.5%	1,703	54.7%

The following table sets forth information as to the gross margin for our two lines of business for the three months ended June 30, 2007 and 2006 and the years ended December 31, 2006 and 2005.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
Online Education:
Revenue	$6,345	$2,692	$6,621	$2,424
Cost of sales	1,288	793	1,766	727
Gross profit	5,057	1,899	4,854	1,697
Gross margin	79.7%	70.5%	73.3%	70.0%
Training center
Revenue	$1,091	$822	$1,704	$689
Cost of sales	446	364	797	290
Gross profit	645	458	907	399
Gross margin	59.1%	55.7%	53.2%	57.9%

Six Months Ended June 30, 2007 and 2006

Revenues for the six months ended June 30, 2007 (the “June 2007 period”) increased by approximately $3.9 million, or 112%, to approximately $7.4 million from the six months ended June 30, 2006 (the “June 2006 period”). The increase in revenue reflected increases of approximately $3.7 million from the online education division and approximately $270,000 for the training center. Advertising revenue is included in our online education revenue. Advertising revenue increased as the result of the increased awareness of our website, which resulted in more viewers coming to our website, thus enabling us to increase our advertising revenue to $1 million, an increase of $400,000. During 2006 and 2007, we added several new programs for vocational studies and certification programs, which provides new source of revenue for our online education business.

Our overall cost of sales increased by approximately $576,000 to $1.7 million in the June 2007 period, as compared to approximately $1.2 million in the June 2006 period. The increase in cost of sales reflects a $494,000 increase in our cost of sales for the online education division for the June 2007 period while the remaining $82,000 of the increase was from the training center division. The online training division gross margin increased to 79.7% in the June 2007 period from 70.5% in the June 2006 period due to the fact that online costs are somewhat fixed and margins increase with volume and the advertising revenue has no substantial cost associated with it. The training center division gross margin increased to 59.1% in the June 2007 period from 40.9% in the June 2006 period due to decreased payments to lecturers.

Selling expenses increased by approximately $1.6 million, or 785%, to approximately $1.8 million in the June 2007 period from approximately $208,000 in the June 2006 period. Until the middle of 2006, we did not have a significant selling effort, which is reflected in the modest selling expenses in the June 2006 period. Our selling expenses include agency fees associated with increased sales of our debit cards.

Administrative expenses increased by $487,000, or 451%, to approximately $596,000 in the June 2007 period as compared to $108,000 in the June 2006 period. The increase is due primarily to an increase in salaries due to the overall growth of our business and increases in travel and telephone expenses.

Depreciation and amortization increased by $150,000, or 238%, to $213,000 in the June 2007 period, as compared to $63,000 in the June 2006 period. This increase was due to depreciation and amortization associated with increases in fixed assets and amortization of intangible assets.

Interest expense was $493,000 in the June 2007 period, which related to the bridge loan which was made in September 2006. There was no interest or debt in the June 2006 period.

Under current Chinese tax law, a wholly foreign owned enterprise has a 100% tax holiday for the first two years and a 50% tax holiday for the following three years. Since we became a wholly foreign owned enterprise in 2005, we benefited from a 100% tax holiday for 2005 and 2006 and, under the present law, we will benefit from a 50% tax holiday for 2007, 2008 and 2009. As a result, we paid no income tax in the June 2006 period, and our income tax for the June 2007 period reflects income tax at 50% of the tax rate of 15%.

As a result of the foregoing, we had net income of approximately $2.4 million, or $.04 per share (basic and diluted), for the June 2007 period, as compared with net income of approximately $2.0 million, or $.03 per share (basic and diluted), for the 2006 half-year.

Years Ended December 31, 2006 and December 31, 2005

Revenues for the year ended December 31, 2006 increased by approximately $5.2 million, or 167%, to approximately $8.3 million from the year ended December 31, 2005. The increase in revenue reflected increases of approximately $4.2 million from the online education division and approximately $1.0 million for the training center. Advertising revenue is included in our online education revenue. Advertising revenue increased as the result of the increased awareness of our website, which resulted in more viewers coming to our website, thus enabling us to increase our advertising revenue to $1.7 million, an increase of $1.4 million. During 2006, we added several new programs for vocational studies and certification programs, which provides new source of income for our online education business during the second half of 2006.

Our overall cost of sales increased by approximately $1.5 million to approximately $2.5 million in 2006, as compared to approximately $1.0 million in 2005. The increase in cost of sales reflects a approximately $1.0 million increase in our cost of sales for the online education division for 2006 while the remaining $500,000 of the increase was from the training center division. The online training division gross margin increased to 73.3% in 2006 from 70.0% in 2005 because online costs are somewhat fixed and margins increase with volume and the advertising revenue has no substantial cost associated with it. The training center division gross margin decreased to 53.2% in 2006 from 57.9% in 2005 due to decreased payments to lecturers.

Selling expenses increased by approximately $1.2 million, or 726%, to approximately $1.4 million in 2006 from approximately $170,000 in 2005. Until the middle of 2006, we did not have a significant selling effort, which is reflected in the modest selling expenses in 2005. Our selling expenses include agency fees associated with increased sales of our debit cards.

Administrative expenses increased by approximately $1.4 million, to approximately $1.5 million, from $113,000 in 2005. The increase is due primarily to an increase in salaries due to the overall growth of our business and increases in travel and telephone expenses.

Depreciation and amortization decreased by $10,000, from $134,000 to $124,000.

Interest expense was $147,000 in 2006, resulting from the bridge loan which was made in September 2006. We had modest interest income and no debt or interest in 2005.

Under current Chinese tax law, a wholly foreign owned enterprise has a 100% tax holiday for the first two years and a 50% tax holiday for the following three years. Since we became a wholly foreign owned enterprise in 2005, we benefited from a 100% tax holiday for 2005 and 2006. As a result, we paid no income tax in 2006 or 2005.

As a result of the foregoing, we had net income of approximately $2.6 million, or $.05 per share (basic and diluted), for 2006, as compared with net income of approximately $1.7 million, or $.03 per share (basic and diluted), for 2005.

Liquidity and Capital Resources

Our current assets primarily consist of cash and prepaid expenses. We do not have inventory or accounts receivable, and our other receivables are not significant. Our prepaid expenses are primarily advance payments made to teachers for on-line materials and prepaid rent.

At June 30, 2007, we had cash and cash equivalents of approximately $8.3 million, an increase of approximately $6.5 million, from approximately $1.8 million at December 31, 2006. This increase reflected principally the net income generated our business during the six months ended June 30, 2007, as well as a decrease in prepaid expenses of approximately $493,000. In May 2007, we sold our convertible notes in the principal amount of $3.4 million, from which we generated net proceeds of approximately $3.2 million. We used approximately $1.36 million of the proceeds of the private placement to pay outstanding notes which were current liabilities.

At June 30, 2007, we had working capital of approximately $4.0 million, on increase of approximately $2.9 million from working capital of approximately $1.1 million at December 31, 2006. We consider current working capital and borrowing capabilities adequate to cover our planned operating and capital requirements.

Accounts payable and accrued expenses at June 30, 2007 were approximately $448,000, an increase of approximately $237,000, from approximately $211,000 at December 31, 2006, resulting from the increased level of business during the quarter.

Deferred revenues were approximately $1.2 million at June 30, 2007, an increase of approximately $849,000 from approximately $309,000 at December 31, 2006, reflecting the use of purchase of debit cards during the period.

Notes payable of approximately $3.4 million at December 31, 2006 represents bridge loans that we entered into with third parties on September 29, 2006. The bridge loans were paid from the proceeds of the May 2007 private placement.

We believe that our working capital, together with our cash flow from operations will be sufficient to enable us to meet our cash requirements for the next twelve months. However, we may incur additional expenses as we seek to expand our business, and it is possible that we may require additional funding for that purpose. Although we do not have any current plans to make any acquisitions, it is possible that we may seek to acquire one or more businesses in the education field, and we may require financing for that purpose. We cannot assure you that funding will be available if and when we require funding.

The securities purchase agreement for our May 2007 private placement prohibits us (i) from issuing convertible debt or preferred stock until the earlier of five years from the closing or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) from having debt in an amount greater than twice our EBITDA until three years from the closing or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. These provisions may make it difficult for us to raise money for our operations or for acquisitions.

BUSINESS

General

We are an education service company that provides on-line education and on-site training in China. We were organized to meet what our founders believe is an unmet need for educational resources throughout China. Based on the Chinese government’s statistical yearbook for 2004, the government invests more than $60 billion on education each year. According to Chinese tradition, spending on education resources is one of the family’s major expenditures. However, just as economic development is not even throughout China, there is an uneven allocation of educational resources in China. In general, only those students who pass the numerous examinations which are given at various stages of the educational process, can obtain better educational opportunities at a higher level. We believe that the examination-oriented education has created a market for products from companies that address this need.

Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com , is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. We have a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. Our data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools. While some of these exams were given I previous years, we engage instructors to develop new exams and a methodology for taking the exams. We market this data base under the name “Famous Instructor Test Paper Store.” We also offer, though our website, video on demand, which includes tutoring of exam papers and exam techniques. We compliment the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through our website without charge, we charge our subscribers for such services as the Famous Instructor Test Paper Store and the video on demand. Subscribers can purchase debit cards which can be used to download material from our website.

We also provide on-site teaching services in Harbin, which we market under the name “Classroom of Famed Instructors.” We have a 36,600 square foot training facility in Harbin, Heilonjiang Province, China, which has 17 classrooms and can accommodate 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes

We are introducing a program to of online vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com , which is an Internet platform for training agencies and schools to offer their services. The pilot version of the www.360ve.com , is being launched in July 2007. We are calling this program our “Millions of College Students Employment Crossroad” program. This program developed in response to the high jobless rate for China’s college graduates. Many college graduates pursue vocational training after college education in order to find employment. Our program is designed to establish a long-term training program for college students to build connections with corporations and obtain educational programs prescribed by the hiring corporations. This program is in the process of being developed. As of August 15, 2007, we offered university job search and career planning courses. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

Organization

We were incorporated in North Carolina on December 2, 1996 under the name of ABC Realty Co. to engage in residential real estate transactions as a broker or agent. Following the September 2004 reverse acquisition described below, our corporate name was changed to China Education Alliance, Inc. on November 17, 2004. At the time of the reverse acquisition, we were not engaged in any business activity and we were considered to be a blank-check shell.

On September 15, 2004, we entered into an agreement pursuant to which:

•
the stockholders of Harbin Zhong He Li, a Chinese corporation, transferred all of the stock of Harbin Zhong He Li Da to us and we issued to those stockholders a total of 55,000,000 share of common stock, representing 95% of our outstanding common stock after giving effect to the transaction.

•
Duane Bennett, who was then our chairman of the board and controlling shareholder, caused 11,000,000 shares of common stock that were controlled by him to be transferred to us for cancellation, for which Harbin Zhong He Li Da or its stockholders paid $400,000, of which $300,000 was paid in cash and the balance was paid by a promissory note, which has been paid.

•	We changed our corporate name to China Education Alliance, Inc.

Our executive offices are located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, The People’s Republic of China 150090, telephone number 86-451-8233-5794.

Education Systems in China

Since 1949 when the People’s Republic of China was founded, the government in China has considered education an important component of its economic and social development.  Recently, with the emergence of its market economy, education has become a priority in China.

According to the National Bureau of Statistics of China for 2003, the gross domestic product of the country was calculated at $1.41 trillion, with an annual real rate of GDP growth at 9.1%.  The average Chinese family sets aside 10% of its savings for education according to the United Nations Educational, Scientific, and Cultural Organization.  We believe that many parents are willing to invest in their children for better and higher education because it is critical for their future opportunities and advancement.  The educational system in China is under pressure to reform and develop.  On March 14, 2004, the second session of the 10th National’s People’s Congress concluded that China advocates “putting people first” as its development model. The Chinese government sets education as a strategic priority in the China Agenda for Education.

The central government in China, through the Ministry of Education, manages education in China at a macro level, responsible for carrying out related laws, regulations, guidelines and policies of the central government; planning development of the education sector; integrating and coordinating educational initiatives and programs nationwide; maneuvering and guiding education reform countrywide.  To a large degree, the provincial governments are left to implement basic education through development of teaching plans to supplement the required coursework from the central Ministry of Education and the funding of basic education in poorer areas.  Provincial level governments have the main responsibilities for implementing basic education on a day to day basis. Since 1978, the government in China has promulgated a number of administrative regulations relating to education.

Education is funded by a variety of sources: schools directly controlled by the central government are generally funded from the central financial pool; schools controlled by local governments are supported by local governments, the central government and fund raising projects initiated by these schools themselves; schools sponsored by township and village governments and by public institutions are mainly financed by the sponsor institutions and subsidized by local governments; private schools are funded by sponsors (including collecting tuition from students and soliciting contributions).

In China, primary and secondary education takes 12 years to complete.  Primary education generally is six years, junior middle school is three years, and senior middle school is three years. Children generally begin primary school at the age of six.  In 1986, China passed the Compulsory Education Law, which dictates that nine years of compulsory education (grades 1 through 9) is to become mandatory and requires that provincial and local governments take the necessary steps to ensure that all students receive at least the required nine years of education. The goal of the Compulsory Education Law, as well as the subsequent guidelines, was to universalize compulsory education and to eliminate illiteracy among the Chinese people. According to the Bulletin of Statistics on National Educational Development in 1999 issued by the Ministry of Education, the nine-year compulsory education has covered 80% of China’s population since its inception.  In 2002, China began to aggressively incorporate English into its elementary school curriculum.

On March 3, 2004, the State Council approved and disseminated the 2003-2007 Action Plan for Invigorating Education in the 21st Century, which was formulated by the Ministry of Education.  The plan recognizes the need to make China competitive in the world economy and provides a blueprint to speed up educational reform and development in China.  The plan is based on two fundamental concepts to “Rejuvenating China through Science and Education” and “Reinvigorating China through Human Resource Development.”  The objectives of the plan are to establish a well-to-do society and perfect the socialistic market economy in China.  The plan has goals to consolidate and universalize the nine-year compulsory education program and eradicate illiteracy, to continue educational reforms, to improve the quality of education and to provide a system designed to enable the public to have access to quality education. The plan emphasizes the use of information technology in education and training.

Since 2000, the Chinese government has been implementing reform in educational policy to change the orientation of the education system from one based on memory learning to a more individualized creative approach.

Online Education

Our core business is the exam-oriented education in junior, middle, and high school. We believe that our online education programs are in line with the government policy of using information technology to make educational resources available throughout the country. The reforms in education policy has created a demand for new curriculum, updated educational materials and educational resources.  Our portal enables our customers to access the new curriculum created by various levels of government and leading academic experts, which are endorsed by the Ministry of Education. Our courses have the necessary certification or registration with the Ministry of Education.

Our website makes use of its Internet network resources beyond the traditional teaching methods and face-to-face constraints by providing students with access to multi-media resources such as college, middle school and elementary school test papers, courseware designed to prepare students for taking the exams, and video on demand courseware. We market our website as a platform to offer services like “Famed Instructors Test Paper Store” by offering prepaid rechargeable learning debit cards that can be to purchase our products. The learners can materials downloaded for off-line education or study the material on-line.

We believe that through our website, we can help change the uneven distribution of education resources since our material is designed for nationwide exams and, though the Internet, students can have access to our material nationwide. We sell our exam papers, test papers, and video on demand through our website www.edu-chn.com . We offer both exams that were previously given as well as copyrighted exams that were developed by teachers who we hire for that purpose. These examinations cover Chinese primary, middle and upper school exams which are used by students who are primarily in age range of seven to 18.

We have developed some educational software and we own a database covering all levels of basic education from primary school through high school. Our plans for expansion of our business operations include the following:

•	Buildup the infrastructure to ensure fast access and to satisfy the volume that would develop with increasing demand.
•	Develop a nation-wide advertising campaign to increase market awareness of our products.
•	Engage or employ a staff to enhance the material that we offer.
•
Open branch offices in key cities. Even though our website is accessible from anywhere in China, course materials are not standardized throughout China, and there are many differences in both the course material and the resources among the different regions in China. As a result, we believe that we can best serve the students in a region by using our branch offices to employ local teachers who understand the local educational system. In this manner, we can customize our course material to meet the local educational requirements and develop face-to-face tutorial centers to further expand our revenue.

Training Center

We provide on-site teaching services under the “Big Classroom of the Famed Instructors,” our state-of-the-art training center in Harbin. At this center, we offer both classroom training and one-on-one tutoring. The training center has approximately 36,600 square feet, with 17 modern classrooms and a capacity for 1,200 students. The courses cover each phase of compulsory education, of which junior, middle and high school as the key part. Our courses are complimentary type with regular school classes, and will vary depending on the age of the students as well as the progress of the class. Class subjects include math, physics, chemistry, English, Chinese. We charge students for each class taken. Thus, we determine our enrollment by the number of classes that were taken during a given period of time, and not by the number of individual students. Since the term of the classes vary, we do not schedule classes on a semester basis.

Vocational Training

We are introducing a program to of online vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com , which is an Internet platform for training agencies and schools to offer their services. The pilot version of the www.360ve.com , was launched in July 2007. We are calling this program our “Millions of College Students Employment Crossroad” program. This program was developed in response to the inability of a significant percentage of China’s college graduates being unable to find jobs after graduation.

As of August 15, 2007, we offered university job search and career planning courses. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

Through our “Millions of College Students Employment Crossroad” program, we seek to address two problems - one of the need for the university students to find jobs and the other is to satisfy the needs of businesses to hire qualified candidates. We cooperate with business and other entities to enable us to communicate to the students who enroll in this program the companies’ requirements, including the necessary skills, so that the students can learn the needs of the businesses which they are at school and can develop educational programs in the universities to enable them to meet the educational requirements of the businesses at which they may seek employment after college and to improve their job search activities.

The China Vocational Education Society has a large number of institutional members, including provincial education bureaus and more than 1,000 vocational training schools across China. We intend to expand our strategic cooperation with training agencies, especially in the aspects of joint enrollment, the exchange of resources and on-site training agencies facilities.

In this program we work with the China Vocational Education Society, which certifies vocational certification, and coordinate our programs with the government agencies, including the education and labor ministries, to develop and evaluate programs for vocational education. We have been authorized to provide on-line vocational education and to administer the certification process for certain vocations. However, we are not yet offering theses services.

During December 2006, we acquired all of the fixed assets and franchise rights of Harbin Nangang Compass Computer Training School for approximately $1 million. The Nangang Compass Computer Training School provided classroom education resources to computer vocational school students. As a result of this acquisition, we became the exclusive partner of Beida Qingniao APTEC Software Engineering within Heilongjiang Province in China for vocational training. The acquisition included materials and resources to provide on-site education classes and patented course materials. The Nangang Compass Computer Training School currently has two principal education programs focused on network engineering and ACCP software engineering with 9 on-site classrooms and 9 multimedia/computer classrooms at two centers.

Marketing

We employ sales persons who market our products to the Ministry of Education and the provincial education commissions.  Although the government agencies do not purchase our product, we need to obtain their approval of the use of our programs for use in connection with the curriculum taught in the schools under their jurisdiction.  We also use these marketing calls to generate information to assist us in developing new educational products and opportunities.  Our sales force is also actively involved with educators in developing curriculums based on the products we produce.

We intend to use our web-based educational portal to assist us in marketing our educational products. This portal provides data and other materials free of charge and also provides users with the ability to download our products at a charge.

We also market our Training Center and Vocational products by way of the following methods: (A) directly at conferences and events where we invite teachers, students and their families to learn about our education materials; (B) through various internet links and search engines; (C) by traditional media advertising, such as TV and newspaper advertisements; and (D) through fliers and as gifts handed out to students in front of high schools and other major education institutions. We are also able to attract users by word of mouth and referrals from current students or users.

Competition

We compete with a number of Chinese and international companies that sell educational materials in the Chinese market. Many of our competitors are larger, more established companies, many of which have diverse businesses and are better capitalized.  In some cases, these are new companies that are entering the educational market in China and may offer products and services at lower costs to build market share.

Government Regulations

The education industry in China is heavily regulated at all levels - national, provincial and local. Chinese practices and policies have limited contracting with non-Chinese entities in the education industry.  In addition, our business is subject to numerous Chinese rules and regulations, including restrictions on foreign ownership of Internet and education companies and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy.  We believe that the Ministry of Education and the provincial education commissions prefer to contract with Chinese companies in the industry of education.  As a result, all of our Chinese subsidiaries are staffed with Chinese nationals.  All of our revenue is derived from our Chinese subsidiaries, and our success is dependent on the skill and experience of our subsidiaries.

Intellectual Property

The exams and other material that is on our website include material which is generally available, such as exams that were previously given, and exams and other material that was developed for us. We engage authors, who are generally teachers, university professors or experts in their fields, to develop material for our websites.  Under the terms of our contracts, we own the copyright on all materials produced for us by these authors. We generally pay each author a fixed fee and a royalty based on sales. We also enter into agreements to use and publish educational materials developed by others, for which we pay for the right to use the materials.

Employees

As of June 30, 2007, we have 225 employees, consisting of five executives, six administrative and finance employees, 47 marketing and sales personnel, seven research and development staff, eight information employees, six design staff, 132 teaching and education administrative staff, and 14 other employees engaged in security, planning, human resources and other activities. We have no collective bargaining agreements, and we believe that we have good relations with our employees.

Legal Proceedings

There is no material legal proceeding pending against us.

Property

Our main office is located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, Heilonjiang Province, China 150090, which has a total area of 4,177 square feet. This space is adequate for our present and our planned future operations. No other businesses operate from this office. We have no current plans to occupy other or additional office space.

We also have a 3,700 square meter (36,600 square foot) building in the Harbin which we use for our educational training center and our vocational training center.

There is no private ownership of land in China. All land ownership is held by the government of China, its agencies and collectives. Land use rights are obtained from government for periods ranging from 50 to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required transfer fee. We presently have land use rights for our real property which expire in 50 years.

MANAGEMENT

Directors and Executive Officers

The following persons are our directors and executive officers:

Name	Age	Position

Xiqun Yu	39	Chairman of the board, chief executive officer, president and director
Chunqing Wang	47	Vice chairman of the board and chief financial officer
James Hsu[1,2]	54	Director
Ansheng Huang[2]	61	Director
Liansheng Zhang[1,2]	66	Director

1 Member of the audit committee.
2 Member of the compensation committee.

Mr. Yu has been our chairman and chief executive officer since the organization of our subsidiaries in 2001. He has more than 16 years of experience in senior management with several Northern China based enterprises. He was responsible for marketing, strategic planning and designing for many of these corporations. Mr Yu previously serves ad the chief executive officer of RETONG.COM, and chairman of Harbin Zhonghelida Technology Corporation, Heilongjiang Retong Advertising Co., Ltd. and Heilongjiang Wantong Telecommunication Project Co., Ltd. Mr. Yu is a member of the Council of China Harbin Advertising Association and is a Director of the China Internet Network Association. Mr. Yu received a degree in Business Administration from the Harbin University of Science and Technology in 1989.

Mr. Wang has been our vice chairman and chief financial officer and chief financial officer of since 2004. Mr. Wang holds a certificate of Senior Accountant in China. He has extensive experience in financial management. Mr. Wang served as CFO of Harbin Tian Run Group from 1990 through 2004. From 1986 through 1990, Mr. Wang was a planning department head at the Harbin Bureau of Finance. Mr. Wang served as a financial director for Harbin Battery Manufacturing Company from 1981 through 1986. Mr. Wang is a graduate in industrial accounting from the Harbin College of Economic Carde Management.

Mr. Hsu has been a director since October 2007. Mr. Hsu has been the president of Global Education Initiatives, Inc., a company which develops higher education collaboration programs between the U.S., Taiwan and China, since 1997. He has also been the chief executive officer of Greater New York Home Care Systems, Inc., a company which provides infusion and other health care services to patients in their homes, since 1998. He is a founder of HeritageEast, a company which promotes cultural exchange between the U.S. and China, and YYnet Communications, a company which specializes in information system services. He received B.A. in Economics from Taiwan University, M.A in Management Science from Yale University and Ph.D. in Industrial and Operations Engineering from the University of Michigan.

Mr. Huang has been a director since October 2007. Mr. Huang has been the training director of Vocational Education Equipment Commission at the Chinese Vocational Education Association since 1996. From 1991 through 2006, Mr. Huang was the division director of technology development at the China Education Instruction and Equipment Corporation of the Chinese Ministry of Education. Mr. Huang graduated from the Department of Beijing Institute of Education with a Bachelor’s Degree in Physics.

Mr. Zhang has been a director since October 2007. Mr. Zhang currently serves as Pluralism Director at the Heilongjiang provincial Base of Research and Experiment in Polymer Science & Technology since July 1990. Mr. Zhang has also been appointed as a People’s Representative during the 9th (1998) and 10th (2003) National People’s Congress of China for his extraordinary achievement in Polymer Science and Technology. Mr. Zhang received a Bachelor’s Degree in Organic Chemistry from the Heilongjiang University and Master’s Degree in Polymer Chemistry at the Jillin University. Mr. Zhang was also a visiting scholar at the University of Bradford.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the SEC. None of our officers or directors has filed a Form 3 or Form 4 since his election.

Committees of the Board of Directors

Our board of directors has two committees, which were formed in October 2007 - the audit committee and the compensation committee. Prior to October 2007, our entire board of directors acted as the audit and compensation committee for the purpose of overseeing the accounting and financial reporting processes, and audits of the financial statements of the Company.

The members of the audit committee are James Hsu and Liansheng Zhang. The members of the compensation committee are James Hsu, Ansheng Huang and Liansheng Zhang.

The securities purchase agreement for the May 2007 private placement required us to have a board of directors with a majority of independent director by July 7, 2007, and to have an audit committee comprised solely of independent directors, as defined under the rules of the Nasdaq Stock Market, and a compensation committee a majority of whose members are independent directors. As of October 15, 2007, we had been in default under these provisions. As a result of our failure, we issued under the securities August 20, 2007, the Company was in default of this obligation. The purchase agreement provides that if we fail to comply with the independent requirement, we are required to pay liquidated damages at the rate of 12% per annum based on the $3.4 million purchase price. The maximum liquidated damages payable by the Company under this provision is $408,000. Our failure to comply with these requirements resulted in our payment of liquidated damages through the payment of $77,128 or the issuance of 208,456 shares of series A preferred stock as of October 15, 2007. The investors elected to take payment in stock.

Board Compensation

Our directors have not received any compensation for service in their capacity as directors.

Limitations on Liability

Article VIII of our Bylaws limits the liability of directors, officers and employees of the Company to the fullest extent permitted by North Carolina law. Consequently, our directors and officers may not be personally liable for monetary damages regarding their duties as directors.

Remuneration

The following table sets forth information for each person who served as our chief executive officer during 2006. No officer received compensation, including bonus compensation, of $100,000 or more during 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards(s)	Securities Underlying Options	LTIP Payouts	Total
Xiqun Yu, , chief executive officer	2006	$65,500	$-	$-	$-	$-	$-	$65,500
	2005	$1,250	$-	$-	$-	$-	$-	$1,250
Duanne C. Bennett, former	2006	$-	$-	$-	$-	$-	$-	$-
president and director	2005	$-	$-	$-	$-	$-	$-	$-

None of our executive officers received any compensation other than salary. Mr. Bennett, who was president of the Company before the reverse acquisition, served without compensation. Personal benefits received by our executive officers are valued below the levels which would otherwise require disclosures under the rules of the U.S. Securities and Exchange Commission.

We do not currently provide any contingent or deferred forms of compensation arrangements, annuities, or retirement benefits.

We have not entered into any employment agreements with their employees, officers or directors. We have no standard arrangements under which we will compensate their directors for their services provided to them.

PRINCIPAL STOCKHOLDERS

The following tables set forth the ownership, as of October 31, 2007, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, executive officers and our officers and directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Name and Address	Number of Shares		Percent of Total Outstanding Shares
Xiqun Yu (1) 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	12,693,333	(1)	65.6%
Guilan Feng 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	1,333,333		6.9%
Chunqing Wang 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	1,000		*
James Hsu 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090
Ansheng Huang 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090
Liansheng Zhang 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090
Officers and Directors as a group as a group (six individuals)			%

*   Less than 1%.

(1)	Mr. Yu has placed 944,444 shares of his common stock in escrow pursuant to the securities purchase agreement, subject to our meeting certain levels of EBITDA for the year ended December 31, 2007.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of October 31, 2007. None of the persons named in the table own any options or convertible securities.

Barron Partners owns series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During December 2004 in connection with the reverse merge between the Company and Harbin Zhong He Li Da, Mr. Xi Qun Yu, a director and the Chief Executive Officer and President of the Company, made a loan of $100,000 to the Company with interest at 9%. Mr. Yu has the right to convert the principal amount of the loan and accrued interest into the common stock of the Company the market price of its common stock on the date of the loan. As of December 31, 2006, the outstanding balance of the loan with accrued interest was $135,944.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 20,000,000 shares or preferred stock, par value $.001 per share, and 150,000,000 shares of common stock, par value $0.001 per share. As of October 31, 2007, there were 19,321,667 shares of common stock outstanding.

The following summary of certain provisions of our common stock is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors, out of funds legally available, without any preference. Holders of common stock are entitled to one vote per share. Cumulative voting is not allowed for purposes of the election of directors. Thus, the holders of more than 50% of the shares voting for directors can elect all directors. The holders of our common stock have no preemptive rights to purchase new issues of our securities. There are no redemption or conversion features attached to the common stock. At the present time, we do not intend to pay any dividends on our common stock.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock. Our certificate of incorporation includes a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent. This relates to the terms of the warrants that provide that the 4.9% limitation on the number of shares of common stock that a warrant holder may beneficially own may not be amended.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is initially convertible into one third of a share of common stock, subject to adjustment.

•
If we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.11 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.11 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•
The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

 Warrants and Options

As of October 31, 2007, there were no outstanding warrants or options to purchase shares of common stock of the Company other than the warrants held by the selling stockholders, as described under “Selling Stockholders”.

North Carolina Corporate Law

We are a North Carolina corporation, and may become subject to the anti-takeover provisions of the North Carolina Control Share Act (Section 55-9A-01). In general, North Carolina Law prevents take-over offers to acquire equity securities of a North Carolina corporation. The North Carolina Shareholder Protection Act, for example, requires an affirmative vote of the holders of ninety-five percent (95%) of the voting shares of a North Carolina corporation to adopt or authorize a business combination with any other entity if the other entity is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting shares of the corporation, subject to certain exceptions. The existence of this and other provisions would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

Although we do not believe that we are subject to the penny-stock rules, it is possible that in the future our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

Our financial statements as at December 31, 2006 and for the year then ended have been audited by Murrell, Hall, McIntosh & Co., PLLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report. Our financial statements as at December 31, 2005 and for the year then ended have been audited by e-Fang Accountancy Corp., & CPA   independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington , D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

China Education Alliance, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
June 30, 2007
(Unaudited)
(Restated)

ASSETS

Current Assets
Cash and cash equivalents	$8,315,833
Prepaid expenses	827,955
Total current assets	9,143,788

Property and equipment, net	5,504,230

Franchise rights	632,208
Goodwill	43,696

$15,323,922

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$448,024
Deferred revenues	1,157,791
Loan from shareholder	133,391
Notes payable	3,400,000
Total current liabilities	5,139,206

Minority interest	-

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, none issued and outstanding)	-
Common stock ($0.001 par value, 150,000,000 shares authorized, 19,321,667 issued and outstanding)	19,322
Additional paid-in capital	3,024,817
Accumulated other comprehensive income	526,429
Retained earnings	6,614,148
Total stockholders' equity	10,184,716

$15,323,922

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2007 and 2006
(Unaudited)
(Restated)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
Online education revenues	$3,717,985	$1,752,959	$6,344,653	$2,692,462
Training center revenues	631,770	413,895	1,091,329	821,795
Total revenue	4,349,755	2,166,854	7,435,982	3,514,257

Cost of Goods Sold
Online education costs	619,870	466,445	1,287,617	793,549
Training center costs	227,525	197,167	446,089	363,814
Total cost of goods sold	847,395	663,612	1,733,706	1,157,363

Gross Profit
Online education gross profit	3,098,115	1,286,514	5,057,036	1,898,913
Training center gross profit	404,245	216,728	645,240	457,981
Total gross profit	3,502,360	1,503,242	5,702,276	2,356,894

Operating Expenses
Selling expenses	1,088,728	118,870	1,839,166	207,893
Administrative	438,003	78,636	595,666	108,231
Depreciation and amortization	107,052	6,803	213,177	62,781
Total operating expenses	1,633,783	204,309	2,648,009	378,905

Other Income (Expense)
Other Income	55,494	-	55,494	-
Interest income	10,459	4,026	16,086	4,922
Interest expense	(388,582)	-	(493,079)	-
Total other income (expense)	(322,629)	4,026	(421,499)	4,922

Net Income Before Provision for Income Tax	1,545,948	1,302,959	2,632,768	1,982,911

Provision for Income Taxes
Current	152,838	-	236,745	-
Deferred	-	-	-	-
	152,838	-	236,745	-

Net Income Before Minority Interest	1,393,110	1,302,959	2,396,023	1,982,911

Minority Interest in loss of subsidary	-	-	-	-

Net Income	$1,393,110	$1,302,959	$2,396,023	$1,982,911

Basic Earnings Per Share	$0.07	$0.07	$0.12	$0.10

Basic Weighted Average Shares Outstanding	19,321,667	19,305,000	19,318,021	19,305,000

Diluted Earnings Per Share	$0.07	$0.07	$0.12	$0.10

Diluted Weighted Average Shares Outstanding	20,305,926	19,305,000	20,302,280	19,305,000

The Components of Other Comprehensive Income
Net Income	$1,393,110	$1,302,959	$2,396,023	$1,982,911
Foreign currency translation adjustment	(210,170)	(10,533)	48,596	8,534

Comprehensive Income	$1,182,940	$1,292,426	$2,444,619	$1,991,445

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the SIx Months Ended June 30, 2007 and 2006
(Unaudited)

	2007	2006
Cash flows from operating activities
Net Income	$2,396,023	$1,982,911
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	383,734	78,477
Amortization of loan discount	420,639	-
Stock issued for services	15,900	-
Warrants issued for services	12,371	-
Net change in assets and liabilities
Inventories		1,624
Other receivables	54,723	8,315
Prepaid expenses and other	493,493	(1,865)
Accounts payable and accrued liabilities	236,875	23,410
Advances by customers	848,425	26,001

Net cash provided by operating activities	4,862,183	2,118,873

Cash flows from investing activities
Purchases of fixed assets	(500,732)	(1,955)

Net cash (used in) investing activities	(500,732)	(1,955)

Cash flows from financing activities
Payments on loans	(1,330,000)
Proceeds from loans	3,400,000
Proceeds from loan from shareholder	(2,553)	52,065

Net cash provided by financing activities	2,067,447	52,065

Effect of exchange rate	48,596	8,534

Net increase in cash	6,477,494	2,177,517

Cash and cash equivalents at beginning of year	1,838,339	597,444

Cash and cash equivalents at end of year	$8,315,833	$2,774,961

Supplemental disclosure of cash flow information

Interest paid	$59,588	$-
Taxes paid	$-	$-
Stock issued for services	$15,900	$-
Value of warrants issued for services	$12,371	$-
Value of warrants from convertiable debt	$339,076	$-

The accompanying notes are an integral part of these financial statements.

1.	Description of Business

Nature of organization - China Education Alliance, Inc. (the “Company” or “CEDA”), formerly known as ABC Realty Co., was originally organized under the laws of the State of North Carolina on December 2, 1996. The main function for the ABC Realty was to engage in residential real estate transactions as a broker or agent. On September 15, 2004, ABC Realty was reorganized pursuant to the Plan of Exchange to acquire Harbin Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation formed on August 9, 2004 in the City of Harbin of Heilongjiang Province, The People’s Republic of China, with an authorized capital of $60,386 (RMB500,000).

On September 15, 2004, ABC Realty Co. executed a Plan of Exchange with ZHLD, and Duane C. Bennett, Chairman of ABC Realty Co., pursuant to which ZHLD exchanged all of its registered capital of $60,386 for 55,000,000 shares, or approximately 95% of the common stock. On November 17, 2004, ABC Realty Co. changed its name to China Education Alliance, Inc. On December 13, 2004, China Education Alliance, Inc. consummated the Plan of Exchange with ZHLD. As a result of the Plan of Exchange, the transaction was treated for accounting purposes as a recapitalization of ZHLD.

ZHLD is a technology company engaged in the online education industry in China. Its mission is to promote the distance learning development in China, to improve the efficiency and effectiveness of elementary education, higher education, vocational education, skill education, continuing education, and professional training programs, and to integrate with the international education system.

Heilongjiang Zhonghe Education Training Center (“ZHTC”) was registered in The People’s Republic of China on July 8, 2005 with a registered capital of $60,386 and is the wholly owned subsidiary of ZHLD. ZHLD owns 99% of ZHTC with 1% held in trust by Xi Qun Yu for the benefit of China Education Alliance, Inc..

ZHLD also owns 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd (“BHYHZ”). BHYHZ was formed on September 30, 2006. The remaining 30% interest was given to The Vocational Education Guidance Center of China for no consideration. In consolidation, the 30% interest in BHYHZ that the Company’s transferred to The Vocational Education Guidance Center of China for no consideration was treated as goodwill in consolidation.

The Company’s online education business has established supplemental education and test preparation material for grades kindergarten through high school.

2.	Basis of Preparation of Financial Statements

ZHLD, Zhonghe Education Training Center and Beijing Hua Yu Hui Zhong Technology Developments Co., Ltd. maintains its books and accounting records in Renminbi (“RMB”) and the financial statements are in United States dollars.

The accompanying condensed consolidated financial statements have been prepared in compliance with Rule 310 of Regulation S-B and U.S. generally accepted accounting principles, but do not include all of the information and disclosures required for audited financial statements. These statements should be read in conjunction with the condensed consolidated financial statements and notes thereto included in the Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2006. In the opinion of management, these interim statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations, financial position and cash flows for the interim periods presented. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

The accompanying financial statements differ from the financial statements used for statutory purposes in PRC in that they reflect certain adjustments, recorded on the entities’ books, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP. The principal adjustments are related to revenue recognition, foreign currency translation, deferred taxation, consolidation, and depreciation and valuation of property and equipment and intangible assets.

Amendment to Certificate of Incorporation; Reverse Split

On October 4, 2007, following approval by the Company’s stockholder on September 27, 2007, the Company’s articles of incorporation were amended to:

•
Change the Company’s authorized capital stock to 170,000,000 shares, of which 20,000,000 shares are shares of preferred stock, par value $.001 per share, and 150,000,000 shares of common stock, par value $.01 per share.

•
Give the board of directors broad authority to create one or more series of preferred stock and to set forth the designations, rights, preferences, privileges and limitations of the holders of each such series.

•
Grant us the authority to grant rights, warrants and options which provide that they cannot be amended at all or cannot be amended without the consent a specified percentage of stockholders or classes or groups of stockholders, and such provisions would be prohibit us from amending the rights, warrants and options unless the requisite consent were obtained.

•
Effected a one-for-three reverse split in the common stock so that each three shares of common stock prior to the reverse split become one share of common stock, with the Company issuing such fractional share as may be necessary to enable the stockholders to hold a full share.

These financial statements were restated to retroactively reflect this reverse split.

Automatic conversion of promissory notes

The board of directors created a new series a preferred stock comprised of 20,000,000 shares , designated as the series A preferred stock, and having the rights, preferences, privileges and limitations set forth under “Series A Preferred Stock.”

In May 2007, the Company issued its promissory notes in the principal amount of $3,400,000. See note 9. As a result of the filing of both the certificate of amendment to the Company’s articles of incorporation and the certificate of designation setting forth the rights, preferences, privileges and limitations for the series A preferred stock, these notes became automatically converted into (i) 9,189,189 shares of series A preferred stock and (ii) warrants to purchase a total of 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share and 264,367 shares of common stock at $3.00 per share. The 9,189,189 shares of series A preferred stock are convertible into 3,063,063 shares of common stock. The number of shares of preferred stock and warrants were based on the principal amount of the notes. Pursuant to the terms of the notes, no adjustment was made with respect to the interest.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is initially convertible into one third of a share of common stock, subject to adjustment.

•
If the Company issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.11 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, the Company may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.11 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Warrants

The warrants that were issued upon automatic conversion of the notes have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on date of issuance and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if our pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.59823. Pre tax-income is defined as income before income taxes determined in accordance with generally United States generally accepted accounting principles (“GAAP”) plus (a) any charges relating to the transaction contemplated by the purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if pre-tax income is 20% below the threshold (a “20% shortfall”) and 50% or more below the threshold (a “50% shortfall”):

	$1.50 Warrant Exercise Price	$2.07 Warrant Exercise Price	$2.40 Warrant Exercise Price	$3.00 Warrant Exercise Price
Unadjusted	$1.50	$2.07	$2.40	$3.00
20% shortfall	$1.20	$1.656	$1.92	$2.40
50% shortfall	$0.75	$1.035	$1.20	$1.50

The warrants also give us the right to call the warrants for $.01 per share of common stock issuable upon exercise of the warrants if the trading price per share of the common stock is not less than the greater of (a) $4.14 or 200% of the exercise price for the $2.07 warrants, (b) $4.14 or 276% of the exercise price for the $1.50 warrants, (d) $4.14 or 172.5% of the execise price for the $2.40 warrants, and (d) $5.25 or 175% of the exercise price for the $1.00 warrants on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 1,000 shares.

In order for us to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, our right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

The securities purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

3.	Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries, ZHLD, Zhonghe Education Training Center and Beijing Hua Yu Hui Zhong Technology Developments Co., Ltd. All inter-company transactions and balances were eliminated. Minority interest in the net assets and earnings or losses of BHYHZ are reflected in the caption “Minority interest” in the Company’s Consolidated Balance Sheet and Statements of Operations. Cumulative losses applicable to minority interest that exceed the minority’s interest in the subsidiary’s capital, the losses in excess of the minority’s interest in the subsidiaries capital are charged against the majority interest. Subsequent profits earned by a subsidiary under such circumstances that are applicable to the minority interests should be allocated to the majority interest to the extent minority losses have been previously absorbed.

Use of estimates - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates included values and lives assigned to acquired intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value. Substantially all of the Company’s cash is held in bank accounts in the Peoples Republic of China (“PRC”)and is not protected by FDIC insurance or any other similar insurance.

Property and equipment - Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets after taking into account a 5% residual value for both financial and income tax reporting purposes as follows:

Buildings	20 years
Communication Equipment	10 years
Motor vehicles	5 years
Furniture, Fixtures, and Equipment	5 years

Expenditures for renewals and betterments were capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the Statements of Operations.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at June 30, 2007.

Intangible Assets - Intangible assets consist of franchise rights acquired by the Company and are amortized over the lives of the rights agreements, which is five years. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the year ended December 31, 2006 or the six months ended June 30, 2007.

Foreign Currency - The Company’s principal country of operations is in The People’s Republic of China. The financial position and results of operations of the Company are recorded in RMB as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency (“US Dollars”) are dealt with as a separate component within shareholders’ equity.

Income recognition - Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied upon customers download prepaid study materials.

Prepaid debit cards allow our subscribers to purchase a predetermined monetary amount of download materials posted on our website. The Company tracks usage of the debit card and records revenue when the debit card is used.

At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when card is used. Unused value relating to debit cards is recognized as revenues when the prepaid debit card has expired.

Interest income is recognized when earned, taking into account the average principal amounts outstanding and the interest rates applicable

Prepayments Account - Prepaid expenses are primarily comprised of advance payments made for services to teachers for online materials and video and prepaid rent. At June 30, 2007, advertising $389,547, prepayments to teachers for online materials totaled $264,239, prepayment of rent expense totaled $127,101, and other prepaid expenses were $47,068.

Goodwill - In connection with the organization of BHYHZ the Company transferred to an unrelated non-profit, quasi-governmental entity for no consideration a 30% ownership interest in the contributed capital of BHYHZ. The value of the transferred ownership is reflected as goodwill on the consolidated financial statements. At June 30, 2007, goodwill relating to this transaction was $43,696.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its fair value. The Company’s evaluation of goodwill completed during the year resulted in no impairment losses.

Deferred Revenue - Deferred revenue reflects the unearned portion of debit cards sold and tuition payments received.

Advertising - The Company expensed advertising costs the first time the respective advertising took place. These costs were included in selling, general and administrative expenses. The total advertising expenses incurred for six months ended June 30, 2007 and 2006 were $193,411, and $24,980, respectively.

Taxation - Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC in the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the country of operations.

The Company does not accrue United States income tax on unremitted earnings from foreign operations as it is the Company’s intention to invest these earnings in the foreign operations indefinitely.

Enterprise income tax

Under the Provisional Regulations of The People’s Republic of China Concerning Income Tax on Enterprises promulgated by the State Council which came into effect on January 1, 1994, , income tax is payable by a Wholly Foreign Owned Enterprises at a rate of 15% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council. ZHLD enjoyed a 100% exemption from enterprise income taxes during 2006 do it’s classification as a “Wholly Foreign Owned Enterprise.” This exemption ended on December 31, 2006, at which time ZHLD qualifies under the current tax structure for a 50% reductions in the statutory enterprise income tax rates for the following three years.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax

The Provisional Regulations of The People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in The People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

Contingent liabilities and contingent assets - A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. It can also be a present obligation arising from past events that is not recognized because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognized but is disclosed in the notes to the financial statements. When a change in the probability of an outflow occurs so that outflow is probable, they will then be recognized as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Company.

Contingent assets are not recognized but are disclosed in the notes to the financial statements when the receipt of payment is probable. When the receipt of payment is virtually certain, an asset is recognized.

Related companies - A related company is a company in which a director or an officer has beneficial interests in and in which the Company has significant influence.

Retirement benefit costs - According to The People’s Republic of China regulations on pensions, the Company contributes to a defined contribution retirement program organized by the municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the program. Contributions to the program are calculated at 23.5% of the employees’ salaries above a fixed threshold amount and the employees contribute 2% to 8% while the Company contributes the balance contribution of 21.5% to 15.5%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this program.

Fair value of financial instruments - The carrying amounts of certain financial instruments, including cash, accounts receivable, commercial notes receivable, other receivables, accounts payable, commercial notes payable, accrued expenses, and other payables approximate their fair values as of June 30, 2007 because of the relatively short-term maturity of these instruments.

Reclassifications - Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Recent accounting pronouncements - In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. SFAS 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees . Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”), using the modified prospective transition method. SFAS No. 123(R) requires equity-classified share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period. Under the modified prospective transition method, share-based awards granted or modified on or after January 1, 2006, are recognized in compensation expense over the applicable vesting period. Also, any previously granted awards that are not fully vested as of January 1, 2006 are recognized as compensation expense over the remaining vesting period. No retroactive or cumulative effect adjustments were required upon The Company’s adoption of SFAS No. 123(R) as the Company had not outstanding share awards as of the date of adoption and has not issued any share based awards during 2006.

Prior to adopting SFAS No. 123(R), The Company accounted for its fixed-plan employee stock options using the intrinsic-value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) and related interpretations. This method required compensation expense to be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Had the Company elected the fair value provisions of SFAS No. 123(R), The Company’s 2005 net earnings and net earnings per share would not have differed from the amounts actually reported as no share-based payments were made during this period.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109, Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. FIN 48 is effective on January 1, 2007. The Company does not expect its implementation to be material to our financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective on January 1, 2007. The Company does not believe SAB 108 will have a material impact on our results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, we anticipate adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on our financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management adopts this Statement on January 1, 2007, and it is anticipated the adoption of SFAS No. 158 will not have a material impact to the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

4.	Concentrations of Business and Credit Risk

Substantially all of the Company’s bank accounts are in banks located in the PRC and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S banks.

The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions; however, such funds are not insured. The Company sells its products to students who purchase debit cards which can be used to download the Company’s products. Since the Company is paid in advance, it has no receivables and no significant credit risk.

For the three and six months ended June 30, 2007 and 2006, no single customer accounted for 10% or more of revenues.

As of June 30, 2007 the Company had no insurance coverage of any kind. Accrual for losses is not recognized until such time as an uninsured loss has occurred.

5.	Cash and Cash Equivalents

As of June 30, 2007, Cash and cash equivalents consist of the following:

Cash and Cash Equivalents
Cash on Hand	$983
Bank Deposits	8,314,850
Total Cash and Cash Equivalents	$8,315,833

6.	Property and Equipment

As of June 30, 2007, Property and Equipment consist of the following:

Property and Equipment
Buildings	$2,931,827
Transportation vehicles	135,260
Communication equipment and software	2,242,393
Furniture and fixtures	1,100,493
Total Property and Equipment	6,409,973
Less: Accumulated Depreciation	(905,744)
Property and Equipment, Net	$5,504,229

For the three and six months ended March 31, 2007 and 2006 depreciation expenses totaled $155,064, $308,184, $(2,651) and $78,477 respectively. For the three and six months ended June 30, 2007 and 2006, depreciation expenses totaling $48,012, $95,007, $(9,454) and $15,696 were included in cost of goods sold, respectively.

As of June 30, 2007 the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company.

7.	Goodwill

The Company through its subsidiary ZHLD owns 70% of BHYHZ. At the time of the formation of BHYHZ the Company transferred a 30% interest in the initial capital of BHYHZ to a nonaffiliated government entity. The value of this interest at the time of the transfer has been reflected as $43,696 of goodwill at June 30, 2007.

8.	Deferred revenue

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represents deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials. The Company recognizes revenue when the card is used to download material. Therefore, during the period between the purchase and use of debit cards, the unused portion of the debit card is treated as deferred revenues to the Company. Education fee prepayments represent payments for tuition for the Company’s training schools, which is amortized over the term of the course. As of June 30, 2007, the Company had deferred revenue of $1,157,791.

9.	Notes Payable

On September 29, 2006 the Company raised gross proceeds of $1,530,000 from the issuance and sale of $1,530,000 aggregate principal amount of secured promissory notes and warrants to purchase 1,530,000 shares of common stock of the Company for an exercise price per share of $ 0.50. The notes, which bear interest at 6% per annum, had a maturity date of March 29, 2007. The notes have been paid in full.

The warrants issued were valued at $203,908 and was treated as a loan discount. The discount was amortized to interest expense over the life of the notes payable. Loan discount amortized to interest expense for the six months ended March 31, 2007 was $81,563. At June 30, 2007, the discount had been fully amortized.

On May 8, 2007, the Company raised, in two installments, a total of $3,400,000 through the issuance of convertible debt in the aggregate principal amount of $3,400,000. A portion of these proceed was used to pay the bridge note financing described above. In connection with the agreement, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation to create a class of preferred stock and plans to hold a stockholders’ meeting to seek approval of the certificate of amendment. The board also approved the terms of a new series of preferred stock to be designated as the series A convertible preferred stock upon the filing of the amendment to the Company’s articles of incorporation.

The notes are convertible into either:

•
an aggregate of (i) 9,189,189 shares of series A preferred stock, with each share being convertible into one share of common stock, subject to adjustment, (ii) five-year common stock purchase warrants to purchase 2,206,897 shares of common stock at $.50 per share, (iii) 8,500,000 shares of common stock at $.69 per share, (iv) 2,043,103 shares of common stock at $.80 per share, (v) five-year common stock purchase warrants to purchase 793,103 shares of common stock at $1.00 per share, or

•
if the notes are converted prior to the creation of the series A preferred stock, an aggregate of (i) 9,189,189 shares of common stock, (ii) five-year common stock purchase warrants to purchase 2,206,897 shares of common stock at $.50 per share (iii) 8,500,000 shares of common stock at $.69 per share, (iv) 2,043,103 shares of common stock at $.80 per share, (v) five-year common stock purchase warrants to purchase 793,103 shares of common stock at $1.00 per share, or

•
if the Company does not amend its articles of incorporation to authorize the issuance of preferred stock and file a certificate of designation setting forth the rights of the holders of the series A preferred stock by September 30, 2007, the maturity date of the notes, as required by the securities purchase agreement pursuant to which the notes were issued and the terms of the notes, 24,939,188 shares of common stock.

The notes provide for interest at 3% per annum. However, upon the conversion of the notes, the Company is required to issue the stock and warrants based on the principal amount of the notes. There is no adjustment for the interest. Payment of the notes is subordinated to payment of senior indebtedness, which is defined as indebtedness and obligations to banks, insurance companies and other institutional lenders.

Pursuant to the securities purchase agreement, the Company is to place in escrow 2,833,333 shares of common stock and Mr. Xiqun Yu, the Company’s chief executive officer and principal shareholder, shall place in escrow 2,833,333 shares of common stock. Upon the filing of the certificate of amendment and the certificate of designation, the Company will issue a certificate for 2,833,333 shares of series A preferred stock in exchange for the certificate for 2,833,333 shares of common stock, and the Company shall cancel the returned shares of common stock.

If the Company’s pre-tax income for 2007 is less than $0.06647 per share, on a fully-diluted basis, the percentage shortfall shall be determined by dividing the amount of the shortfall by the target number. If the percentage shortfall is equal to or greater than 33 1/3%, then the 2,833,333 shares of series A preferred stock shall be delivered to the investors and the 2,833,333 shares of common stock placed in escrow by Mr. Yu shall be delivered to the Company, the Company shall cancel such shares. If the percentage shortfall is less than 33 1/3%, the escrow agent shall

•
(i) deliver to the investors such number of shares of series A preferred stock as is determined by multiplying the percentage shortfall by 2,833,333 shares, and (ii) deliver to the balance of the 2,833,333 shares of series A preferred stock to us, and the Company shall cancel such shares, and

•
(i) deliver to us such number of shares of common stock as is determined by multiplying the percentage shortfall by 2,833,333 shares, and the Company shall cancel such shares, and (ii) deliver to Mr. Yu the balance of the 2,833,333 shares that were not transferred to us.

The warrants have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on date of issuance and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if the Company’s pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.06647. Pre tax-income is defined as income before income taxes determined in accordance with generally United States generally accepted accounting principles (“GAAP”) plus (a) any charges relating to the transaction contemplated by the purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants.

The securities purchase agreement also requires us to have a board of directors with a majority of independent directors, an audit committee comprised solely of independent directors and a compensation committee with a majority of its member being independent directors.

The Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of notes and the series A preferred stock and exercise of the warrants. The Company’s failure to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 2,130 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 900,000 shares. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

The investors have a right of first refusal on future financings.

Except as expressly provided in the notes or the warrants, no investor may convert the notes or the series A preferred stock into shares of common stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such investor and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. This provision cannot be modified.

The warrants associated with the conversion feature of the notes were valued at $339,076 and recorded to interest expense as loan discount during the six months ended June 30, 2007.

On October 4, 2007 these notes were automatically converted into the Company’s series A preferred stock, see note 2 above.

10.	Income Taxes

On September 15, 2004, China Education Alliance executed a Plan of Exchange with Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation organized and existing under the laws of People’s Republic of China. ZHLD applied to be as a foreign invested company right after the merger, which business license has been approved as a foreign invested company on April 8, 2005. According to Chinese taxation policy, there is income tax exemption for 2 years and half for 3 years suitable to foreign invested company, advanced Technology Company or software Development Company. ZHLD is a Company under the category of all three. Therefore the Company enjoys this income tax exemption policy from April 8, 2005 the date approval as a foreign wholly owned enterprise. The formal documents about income tax exemption in advance issued on December 26, 2005. The Company received a 100% tax holiday as of December 31, 2006. Starting January 1, 2007, the Company’s tax exemption will be reduced to 50% of the prevailing tax rate and will continue at this reduced rate for three years.

The tax holiday resulted in tax savings as follows:

	Six Months Ended June 30,
	2007	2006

Tax savings	$197,458	$297,437

Benefit per share
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

The Company has a U.S net operating loss carryforward of approximately $495,000 as of December 31, 2006 which will begin expiring in 2025. Certain of these loss carryforward amounts may be limited due to the more than 50% change in ownership which took place during 2005. The deferred tax asset associated with these net operating loss carryforwards was fully reserved as of June 30, 2007.

11.	Effect of Adoption of FASB Interpretation No. 48 (Fin 48), “Accounting for Uncertainly in Income Taxes”

In 2006, the Financial Accounting Standards Board (FASB) issued FIN 48, which clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, derecognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, the company adopted FIN 48 effective January 1, 2007.

China Education Alliance, a North Carolina corporation, is a foreign enterprise for Chinese taxation purposes. As a wholly owned foreign subsidiary, ZHLD is entitled to a Tax Holiday. ZHLD was granted a tax exemption from the PRC on April 8, 2005 following the merger with China Education Alliance. This exemption, which covered the years ended December 31, 2005 and 2006, expired on December 31, 2006. However, under present law, the Chinese subsidiary will enjoy a 50% tax exemption for 2007, 2008 and 2009.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the state. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current state officials.

Based on all known facts and circumstances and current tax law, the company believes that the total amount of unrecognized tax benefits as of June 30, 2007, is not material to its results of operations, financial condition or cash flows. The company also believes that the total amount of unrecognized tax benefits as of June 30, 2007, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the company’s results of operations, financial condition or cash flows.

12.	Employee Retirement Benefits and Post Retirement Benefits

According to the Heilongjiang Provincial regulations on state pension program, both employees and employers have to contribute toward pensions. The employees contribute 8% and the Company contributes 22% of the employees’ monthly base salaries. Employees in the PRC are entitled to retirement benefits calculated with reference to government mandated society’s average base salaries at the time of retirement and their length of service in accordance with a government managed benefits plan. The PRC government is responsible for paying the benefits to the retired employees.

13.	Loans from Shareholder

In December 2004, in connection with ABC Realty Merger (see Note 1), the Company’s principal shareholder and chief executive officer, Xiqun Yu loaned the Company $100,000 at an interest rate of 9% per annum. loan was made to enable the Company to pay its expenses relating to the reverse acquisition in United States dollars. The amount outstanding as of June 30, 2007 is $133,391, which is treated as a demand loan.

14.	Earnings Per Share

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations. The There were no dilutive options and warrants outstanding for the three and six months ended June 30, 2006.

For the three and six months ended June 30, 2007, dilutive shares include outstanding warrants to purchase 3,060,000 shares of common stock at an exercise price of $0.50 and warrants to purchase 150,000 shares of common stock at an exercise price of $0.43.

The following reconciles the components of the EPS computation:

	Income (Numerator)	Shares (Denominator)	Per Share Amount

For the three months ended June 30, 2007:
Net income	$1,393,110

Basic EPS income available to common shareholders	$1,393,110	19,321,667	$0.07

Effect of dilutive securities:
Warrants	—	984,259

Diluted EPS inclome available to common shareholders	$1,393,110	20,305,926	$0.07

For the three months ended June 30, 2006:
Net income	$1,302,959

Basic EPS income available to common shareholders	$1,302,959	19,305,000	$0.07

Effect of dilutive securities:
None	—	—

Diluted EPS income available to common shareholders	$1,302,959	19,305,000	$0.07

	Income (Numerator)	Shares (Denominator)	Per Share Amount

For the six months ended June 30, 2007:
Net income	$2,396,203

Basic EPS income available to common shareholders	$2,396,203	19,318,021	$0.12

Effect of dilutive securities:
Warrants	—	984,259

Diluted EPS income available to common shareholders	$2,396,203	20,302,280	$0.12

For the three months ended June 30, 2006:
Net income	$1,982,911

Basic EPS income available to common shareholders	$1,982,911	19,305,000	$0.10

Effect of dilutive securities:
None	—	—

Diluted EPS income available to common shareholders	$1,982,911	19,305,000	$0.10

15.	Commitments and Contingencies

The Company and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on the Company’s financial condition and operations.

16.	Common Stock

On March 7, 2007 the Company issued 10,000 shares of the Company’s common stock valued at $15,900 for services.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of China Education Alliance, Inc. as of December 31, 2006 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of China Education Alliance, Inc. as of December 31, 2005, were audited by other auditors whose report dated March 28, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Education Alliance, Inc. as of December 31, 2006 and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma

March 16, 2007

(November 1, 2007 for Note 2 related to reverse stock split)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
China Education Alliance and Subsidiaries
(Incorporated in the State of North Carolina, USA)

We have audited the accompanying balance sheets of China Education Alliance and its subsidiaries (the “Company”) as of December 31, 2005 and the related statements of operations, retained earnings and cash flows for the years ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Education Alliance and its subsidiaries as of December 31, 2005 and the Company’s results of its operations and cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Eva Yi-Fang Tsai

e-Fang Accountancy Corp., & CPA
Certified Public Accountants

City of Industry, USA
March 28, 2006

November 8 for restate to retroactively reflect the reverse stock split.

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2006
(Restated)

ASSETS

Current Assets
Cash and cash equivalents	$1,838,339
Other receivables	54,723
Prepaid expenses	1,321,448
Total current assets	3,214,510

Property and equipment, net	5,329,798

Franchise rights	689,642
Goodwill	43,696

$9,277,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$211,149
Deferred revenues	309,366
Loan from shareholder	135,944
Notes payable, net of loan discount of $81,563	1,448,437
Total current liabilities	2,104,896

Minority interest	-

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, none issued and outstanding)	-
Common stock ($0.001 par value, 150,000,000 shares authorized, 19,311,667 issued and outstanding)	19,312
Additional paid-in capital	2,657,480
Accumulated other comprehensive income	277,833
Retained earnings	4,218,125
Total stockholders' equity	7,172,750

$9,277,646

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005
(Restated)

	2006	2005
Revenues
Online education revenues	$6,620,519	$2,424,173
Training center revenues	1,703,954	688,559
Total revenue	8,324,473	3,112,732
Cost of Goods Sold
Online education costs	1,766,442	727,344
Training center costs	797,448	290,030
Total cost of goods sold	2,563,890	1,017,374
Gross Profit	5,760,583	2,095,358
Operating Expenses
Selling expenses	1,404,319	169,801
Administrative	1,516,865	112,949
Depreciation and amortization	123,610	134,293
Total operating expenses	3,044,794	417,043
Other Income (Expense)
Other income	-	26,869
Interest income	12,530	1,559
Other expense	-	(1,229)
Interest expense	(147,355)	-
Total other income (expense)	(134,825)	27,199
Net Income Before Provision for Income Tax	2,580,964	1,705,514
Provision for Income Taxes
Current	-	2,328
Deferred	-	-
	-	2,328
Net Income Before Minority Interest	2,580,964	1,703,186
Minority Interest in loss of subsidary	43,696	-
Net Income	$2,624,660	$1,703,186
Basic and Diluted Earnings Per Share	$0.14	$0.09
Basic and Diluted Weighted Average Shares Outstanding	19,307,119	19,305,000
The Components of Other Comprehensive Income
Net Income	$2,624,660	$1,703,186
Foreign currency translation adjustment	258,766	19,067
Comprehensive Income	$2,883,426	$1,722,253

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2006 and 2005
(Restated)

	Common Stock				Accumulated
	Number		Additional	Retained	Other	Total
	of	Par	Paid-In	Earnings	Comprehensive	Stockholders'
	Shares	Value	Capital	(Deficit)	Income	Equity

Balance at December 31, 2004	19,305,000	$19,305	$2,446,579	$(109,721)	$-	$2,356,163
Foreign currency translation adjustment	-	-	-	-	19,067	19,067
Net income for the year ended December 31, 2005	-	-	-	1,703,186	-	1,703,186
Balance at December 31, 2005	19,305,000	19,305	2,446,579	1,593,465	19,067	4,078,416
Common stock issued for services	6,667	7	6,993	-	-	7,000
Warrants issued for loan discount			203,908			203,908
Foreign currency translation adjustment	-	-	-	-	258,766	258,766
Net income for the year ended December 31, 2006	-	-	-	2,624,660	-	2,624,660
Balance at December 31, 2005	19,311,667	$19,312	$2,657,480	$4,218,125	$277,833	$7,172,750

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net Income	$2,624,660	$1,703,186
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	334,974	214,449
Amortization of loan discount	122,345	-
Minority interest in loss of subsidary	(43,696)	-
Stock issued for services	7,000	-
Net change in assets and liabilities
Other receivables	(46,460)	(8,263)
Prepaid expenses and other	(1,252,749)	(57,535)
Accounts payable and accrued liabilities	103,616	81,893
Advances by customers	12,241	297,125

Net cash provided by operating activities	1,861,931	2,230,855

Cash flows from investing activities
Purchases of fixed assets	(1,738,159)	(1,765,982)
Acquisition of franchise rights	(689,642)	-

Net cash (used in) investing activities	(2,427,801)	(1,765,982)

Cash flows from financing activities
Proceeds from loan from shareholder	17,999	23,763
Proceeds from notes payable	1,530,000	-

Net cash provided by financing activities	1,547,999	23,763

Effect of exchange rate	258,766	19,067

Net increase in cash	1,240,895	507,703

Cash and cash equivalents at beginning of year	597,444	89,741

Cash and cash equivalents at end of year	$1,838,339	$597,444

Supplemental disclosure of cash flow information

Interest paid	$25,010	$-
Taxes paid	$-	$-
Value of warrants issued in connection with debt issuance	$203,908	-

The accompanying notes are an integral part of these financial statements.

1.	Description of Business

Nature of organization - China Education Alliance, Inc. (the “Company” or “CEDA”), formerly known as ABC Realty Co., was originally organized under the laws of the State of North Carolina on December 2, 1996. The main function for the ABC Realty was to engage in residential real estate transactions as a broker or agent. On September 15, 2004, ABC Realty was reorganized pursuant to the Plan of Exchange to acquire Harbin Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation formed on August 9, 2004 in the City of Harbin of Heilongjiang Province, The People’s Republic of China, with an authorized capital of $60,386 (RMB500,000).

On September 15, 2004, ABC Realty Co. executed a Plan of Exchange with ZHLD, and Duane C. Bennett, Chairman of ABC Realty Co., pursuant to which ZHLD exchanged all of its registered capital of $60,386 for 55,000,000 shares, or approximately 95% of the common stock. On November 17, 2004, ABC Realty Co. changed its name to China Education Alliance, Inc. On December 13, 2004, China Education Alliance, Inc. consummated the Plan of Exchange with ZHLD. As a result of the Plan of Exchange, the transaction was treated for accounting purposes as a recapitalization of ZHLD.

ZHLD is a technology company engaged in the online education industry in China. Its mission is to promote the distance learning development in China, to improve the efficiency and effectiveness of elementary education, higher education, vocational education, skill education, continuing education, and professional training programs, and to integrate with the international education system.

Heilongjiang Zhonghe Education Training Center (“ZHTC”) was registered in The People’s Republic of China on July 8, 2005 with a registered capital of $60,386 and is the wholly owned subsidiary of ZHLD. ZHLD owns 99% of ZHTC with 1% held in trust by Xi Qun Yu for the benefit of China Education Alliance, Inc..

ZHLD also owns 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd (“BHYHZ”). BHYHZ was formed on September 30, 2006. The remaining 30% interest was given to The Vocational Education Guidance Center of China for no consideration. In consolidation, the 30% of BHYHZ’s gave to The Vocational Education Guidance Center of China was treated as goodwill in consolidation.

The Company’s online education business has established positions in several segments, including supplemental education and test preparation for grades kindergarten through high school.

The Company’s products include on-line test preparation materials, teachers’ materials, study guides and audio recordings of popular classes. It is a full range professional education resource service provider. The business scope includes distance learning technology, education resource development, education project planning and promoting, teaching platform, and class development and schedules, education information, and technical service. The products cover all education ranges, including pre-school education, elementary and middle school education, vocational education, continuing education, enterprise training program, intelligence authentication, agricultural labor education, education for the disabled, first time employment education, re-employment education, study abroad, education for seniors.

2.	Basis of Preparation of Financial Statements

ZHLD, Zhonghe Education Training Center and Beijing Hua Yu Hui Zhong Technology Developments Co., Ltd. maintains its books and accounting records in Renminbi (“RMB”) and the financial statements are in United States dollars.

The accompanying financial statements differ from the financial statements used for statutory purposes in PRC in that they reflect certain adjustments, recorded on the entities’ books, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP. The principal adjustments are related to revenue recognition, foreign currency translation, deferred taxation, consolidation, and depreciation and valuation of property and equipment and intangible assets.

Amendment to Certificate of Incorporation; Reverse Split

On October 4, 2007, following approval by the Company’s stockholder on September 27, 2007, the Company’s articles of incorporation were amended to:

•
Change the Company’s authorized capital stock to 170,000,000 shares, of which 20,000,000 shares are shares of preferred stock, par value $.001 per share, and 150,000,000 shares of common stock, par value $.01 per share.

•
Give the board of directors broad authority to create one or more series of preferred stock and to set forth the designations, rights, preferences, privileges and limitations of the holders of each such series.

•
Grant us the authority to grant rights, warrants and options which provide that they cannot be amended at all or cannot be amended without the consent a specified percentage of stockholders or classes or groups of stockholders, and such provisions would be prohibit us from amending the rights, warrants and options unless the requisite consent were obtained.

•
Effected a one-for-three reverse split in the common stock so that each three shares of common stock prior to the reverse split become one share of common stock, with the Company issuing such fractional share as may be necessary to enable the stockholders to hold a full share.

These financial statements were restated to retroactively reflect this reverse split.

Automatic conversion of promissory notes

The board of directors created a new series a preferred stock comprised of 20,000,000 shares , designated as the series A preferred stock, and having the rights, preferences, privileges and limitations set forth under “Series A Preferred Stock.”

In May 2007, the Company issued its promissory notes in the principal amount of $3,400,000. See note 9. As a result of the filing of both the certificate of amendment to the Company’s articles of incorporation and the certificate of designation setting forth the rights, preferences, privileges and limitations for the series A preferred stock, these notes became automatically converted into (i) 9,189,189 shares of series A preferred stock and (ii) warrants to purchase a total of 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share and 264,367 shares of common stock at $3.00 per share. The 9,189,189 shares of series A preferred stock are convertible into 3,063,063 shares of common stock. The number of shares of preferred stock and warrants were based on the principal amount of the notes. Pursuant to the terms of the notes, no adjustment was made with respect to the interest.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is initially convertible into one third of a share of common stock, subject to adjustment.

•
If the Company issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.11 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, the Company may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.11 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Warrants

The warrants that were issued upon automatic conversion of the notes have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on date of issuance and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if our pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.59823. Pre tax-income is defined as income before income taxes determined in accordance with generally United States generally accepted accounting principles (“GAAP”) plus (a) any charges relating to the transaction contemplated by the purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if pre-tax income is 20% below the threshold (a “20% shortfall”) and 50% or more below the threshold (a “50% shortfall”):

	$1.50 Warrant Exercise Price	$2.07 Warrant Exercise Price	$2.40 Warrant Exercise Price	$3.00 Warrant Exercise Price
Unadjusted	$1.50	$2.07	$2.40	$3.00
20% shortfall	$1.20	$1.656	$1.92	$2.40
50% shortfall	$0.75	$1.035	$1.20	$1.50

The warrants also give us the right to call the warrants for $.01 per share of common stock issuable upon exercise of the warrants if the trading price per share of the common stock is not less than the greater of (a) $4.14 or 200% of the exercise price for the $2.07 warrants, (b) $4.14 or 276% of the exercise price for the $1.50 warrants, (d) $4.14 or 172.5% of the execise price for the $2.40 warrants, and (d) $5.25 or 175% of the exercise price for the $1.00 warrants on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 1,000 shares.

In order for us to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, our right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

The securities purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

3.	Summary of Significant Accounting Policies

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries, ZHLD, Zhonghe Education Training Center and Beijing Hua Yu Hui Zhong Technology Developments Co., Ltd. All inter-company transactions and balances were eliminated. Minority interest in the net assets and earnings or losses of BHYHZ are reflected in the caption “Minority interest” in the Company’s Consolidated Balance Sheet and Statements of Operations. Cumulative losses applicable to minority interest that exceed the minority’s interest in the subsidiary’s capital, the losses in excess of the minority’s interest in the subsidiaries capital are charged against the majority interest. Subsequent profits earned by a subsidiary under such circumstances that are applicable to the minority interests should be allocated to the majority interest to the extent minority losses have been previously absorbed. For the year ended December 31, 2006, the Company was allocated $285,626 of minority interest losses in BHYHZ.

Use of estimates– The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates included values and lives assigned to acquired intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Cash and cash equivalents– The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value. Substantially all of the Company’s cash is held in bank accounts in The Peoples Republic of China and is not protected by FDIC insurance or any other similar insurance.

Property and equipment– Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets after taking into account a 5% residual value for both financial and income tax reporting purposes as follows:

Buildings	20 years
Communication Equipment	10 years
Motor vehicles	5 years
Furniture, Fixtures, and Equipment	5 years

Expenditures for renewals and betterments were capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the Statements of Operations.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2006

Intangible Assets– Intangible assets consist of franchise rights acquired by the Company and are amortized over the lives of the rights agreements, which is five years. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the year ended December 31, 2006.

Foreign Currency – The Company’s principal country of operations is in The People’s Republic of China. The financial position and results of operations of the Company are determined using the local currency (“Renminbi” or “Yuan”) as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency (“US Dollars”) are dealt with as a separate component within shareholders’ equity.

Income recognition– Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied upon customers download prepaid study materials.

Prepaid debit cards allow our subscribers to purchase a predetermined monetary amount of download materials posted on our website. The Company’s new system is able to track usage of the debit card once the end user uses the debit cards for its service.

Prepaid service contracts are amortized to income on a straight line basis over the length of the service contract. These service contracts allow the user to have unlimited access to study materials for a designed period of time.

At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when services are actually rendered. Unused value relating to debit cards is recognized as revenues when the prepaid debit card has expired.

Interest income is recognized when earned, taking into account the average principal amounts outstanding and the interest rates applicable

Prepayments Account – Prepaid expenses are primarily comprised of advance payments made for services to teachers for online materials and video and prepaid advertising. At December 31, 2006, prepayments to teachers to provide online materials totaled $872,941, prepayment of rent expense totaled $299,057, and prepaid advertising totaled $149,450.

Goodwill – In connection with the organization of BHYHZ the Company gave an unrelated governmental entity a 30% ownership in interest in the contributed capital of BHYHZ. In consolidation, this transfer of ownership is reflected as goodwill on the consolidated financial statements. At December 31, 2006, goodwill incurred in connection with this transactions was $43,696.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the year resulted in no impairment losses.

Deferred Revenue– Deferred revenue reflects the unearned portion of debit cards sold and prepaid service contracts payments received.

Advertising – The Company expensed advertising costs the first time the respective advertising took place. These costs were included in selling, general and administrative expenses. The total advertising expenses incurred for years ended December 31, 2006 and 2005 were $468,825 and $140,445, respectively.

Taxation – Taxation on profits earned in the PRC has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC in the Company operates after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the country of operations.

The Company does not accrue United States income tax on unremitted earnings from foreign operations as it is the Company’s intention to invest these earnings in the foreign operations indefinitely.

Enterprise income tax

Under the Provisional Regulations of The People’s Republic of China Concerning Income Tax on Enterprises promulgated by the State Council which came into effect on January 1, 1994, , income tax is payable by a Wholly Foreign Owned Enterprises at a rate of 15% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council. ZHLD enjoyed a 100% exemption from enterprise income taxes during 2006 do it is classification as a “Wholly Foreign Owned Enterprise”. This exemption will end on April 8, 2007, at which time ZHLD will qualify under the current tax structure for a 50% reductions in the statutory enterprise income tax rates for an additional three years.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax

The Provisional Regulations of The People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in The People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

Contingent liabilities and contingent assets – A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. It can also be a present obligation arising from past events that is not recognized because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognized but is disclosed in the notes to the financial statements. When a change in the probability of an outflow occurs so that outflow is probable, they will then be recognized as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Company.

Contingent assets are not recognized but are disclosed in the notes to the financial statements when an inflow of economic benefits is probable. When inflow is virtually certain, an asset is recognized.

Related companies – A related company is a company in which a director or an officer has beneficial interests in and in which the Company has significant influence.

Retirement benefit costs– According to The People’s Republic of China regulations on pensions, the Company contributes to a defined contribution retirement program organized by the municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the program. Contributions to the program are calculated at 23.5% of the employees’ salaries above a fixed threshold amount and the employees contribute 2% to 8% while the Company contributes the balance contribution of 21.5% to 15.5%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this program.

Fair value of financial instruments – The carrying amounts of certain financial instruments, including cash, accounts receivable, commercial notes receivable, other receivables, accounts payable, commercial notes payable, accrued expenses, and other payables approximate their fair values as of December 31, 2006 because of the relatively short-term maturity of these instruments.

Reclassifications – Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had on effect on previously reported results of operations or retained earnings.

Recent accounting pronouncements– In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. SFAS 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees . Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”), using the modified prospective transition method. SFAS No. 123(R) requires equity-classified share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period. Under the modified prospective transition method, share-based awards granted or modified on or after January 1, 2006, are recognized in compensation expense over the applicable vesting period. Also, any previously granted awards that are not fully vested as of January 1, 2006 are recognized as compensation expense over the remaining vesting period. No retroactive or cumulative effect adjustments were required upon The Company’s adoption of SFAS No. 123(R) as the Company had not outstanding share awards as of the date of adoption and has not issued any share based awards during 2006.

Prior to adopting SFAS No. 123(R), The Company accounted for its fixed-plan employee stock options using the intrinsic-value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) and related interpretations. This method required compensation expense to be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Had the Company elected the fair value provisions of SFAS No. 123(R), The Company’s 2005 net earnings and net earnings per share would not have differed from the amounts actually reported as no share-based payments were made during this period.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109, Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. FIN 48 is effective as of the beginning of fiscal years that start after December 15, 2006. The Company does not expect its implementation to be material to our financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The Company does not believe SAB 108 will have a material impact on our results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, we anticipate adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on our financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management plans to adopt this Statement on December 31, 2006 and it is anticipated the adoption of SFAS No. 158 will not have a material impact to the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

4.	Concentrations of Business and Credit Risk

Substantially all of the Company’s bank accounts are in banks located in the PRC and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S banks.

The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese currency RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions. Concentration of credit risk with respect to trade receivables is limited due to the Company's large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.

For the years ended December 31, 2006 and 2005, no single customer accounted for 10% or more of sales revenues.

As of December 31, 2006 the Company had no insurance coverage of any kind. Accrual for losses is not recognized until such time as an uninsured loss has occurred.

Payments of dividends may be subject to some restrictions and the following are condensed parent company only financial statements for period ended December 31, 2006.

CHINA EDUCATION ALLICANCE, INC.
CONDENSED PARENT COMPANY ONLY BALANCE SHEETS
AS OF DECEMBER 31, 2006
(Restated)

Current assets:
Cash	$124,915

Total current assets	124,915

Investment in subsidiaries, reported on equity method	8,755,908

Total assets	$8,880,823

Current liabilities:
Accounts payable and accrued expenses	$28,649
Loans from shareholder	230,987
Notes payable, net of discount of $81,563	1,448,437

Total current liabilities	1,708,073

Stockholders' equity:

Preferred stock $.001 par value; 20,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value; 150,000,000 shares authorized; 19,311,667 shares issued and outstanding December 31, 2006	19,312
Additional paid-in capital	2,657,480
Retained earnings	4,218,125
Accumulated other comprehensive income	277,833
Total stockholders' equity	7,172,750
Total liabilities and stockholders' equity	$8,880,823

CHINA EDUCATION ALLICANCE, INC.
CONDENSED PARENT COMPANY ONLY INCOME STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2006

SALES	$—
OPERATING AND ADMINISTRATIVE
EXPENSES:
General and administrative expenses	173,970

Income from operations	(173,970)

OTHER INCOME (EXPENSE):

Equity in earnings of unconsolidated subsidiaries	2,623,556
Interest and finance costs	(147,355)

2,476,201

INCOME BEFORE INCOME TAXES	2,302,231

(PROVISION FOR) BENEFIT FROM
INCOME TAXES	—

NET INCOME	$2,302,231

CHINA EDUCATION ALLICANCE, INC.
CONDENSED PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,302,231
Adjustments to reconcile net income to operating activities -
Less : Equity in earnings of unconsolidated	—
subsidiaries	(2,623,556)
Compensation expense for stock issued	7,000
Changes in assets and liabilites:
Increase (decrease) in -
Accounts payable and accrued expenses	28,649
Net cash (used in) operating activities	(285,676)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances from subsidiary	222,978
Investment in subsidiary	(1,360,386)

Net cash (used in) investing activities	(1,137,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from shareholders	17,999
Loan proceeds	1,530,000

Net cash provided by financing activities	1,547,999

Effect of exchange rate change on cash and cash equivalents	—

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	124,915

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$124,915

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$25,010
Income taxes paid	$—
Value of warrants issued in connection with
Debt issuance	$203,908

China Education Alliance, Inc.
Notes to Condensed Parent Company Only Financial Statements

Note 1 – These condensed parent company only financial statements should be read in connection with the consolidated financial statements and notes thereto.

Note 2 – Notes Payable

On September 29, 2006 the Company consummated a bridge financing pursuant to which the Company issued $1,530,000 aggregate principal amount of secured promissory notes and warrants to acquire 1,530,000 shares of the Company’s common stock for an exercise price per share of $ 0.50.

Each Note accrues interest at the rate of 6% per annum from September 29, 2006 to March 29, 2007, with interest payable each month commencing from November 1, 2006 and terminating on March 1, 2007, as well as March 29, 2007, which is the maturity date for each Note.

The warrants issued were valued at $203,908 and was treated as a loan discount. The discount is being amortized to interest expense over the life of the notes payable. Loan discount amortized to interest expense in for the year ended December 31, 2006 was $122,345.

The Notes constitute senior indebtedness of the Company. The Notes are guaranteed by ZHLD, ZHTC and Harbin Zhonghelida Educational Technology Company Limited, and Xinqun Yu, the chief executive officer and principal stockholder of the Company. The guarantee of Xinqun Yu is secured by his pledge of a number of shares of common stock of the Company to be determined from time to time as provided therein, with a value of $3,060,000. The number of shares initially pledged is 7,859,598.

5.	Cash and Cash Equivalents

As of December 31, 2006, Cash and cash equivalents consist of the following:

Cash and Cash Equivalents
Cash on Hand	$1,027
Bank Deposits	1,837,312
Total Cash and Cash Equivalents	$1,838,339

6.	Property and Equipment

As of December 31, 2006, Property and Equipment consist of the following:

Property and Equipment
Buildings	$2,855,133
Transportation vehicles	131,722
Communication equipment and software	1,289,176
Furniture and fixtures	1,651,944
Total Property and Equipment	5,927,975
Less: Accumulated Depreciation	(598,177)
Property and Equipment, Net	$5,329,798

For the years ended December 31, 2006 and 2005 depreciation expenses totaled $334,974 and $214,449 respectively. For the years ended December 31, 2006 and 2005, depreciation expenses totaling $211,364 and $80,156 were included in cost of goods sold, respectively.

As of December 31, 2006 the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company.

7.	Goodwill

The Company through its subsidiary ZHLD owns 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd (“BHYHZ”). At the time of the formation of BHYHZ the Company made a 30% minority interest contribution of the initial capital of BHYHZ on behalf of the minority interest. This contribution has been reflected as $43,696 of goodwill at December 31, 2006

8.	Deferred revenue

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represents deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials, including testing booklets, supplemental materials, and teaching video clips. The Company values the sales based on the actual occurrence of customer download. Therefore, the spare time between the purchase of debit cards and actual download is recorded under advances on accounts as deferred or unearned revenues to the Company. Once the download takes place, the amount is then transferred from advances on accounts to sales. Education fee prepayments represent customer prepayments for the service provided by the Company of teaching and educating the customers for their specific need at their desired education level. There are various levels existed for the customers to choose the best one that fits their individual needs. During the period, a great portion of advances were consumed and recognized as income, due to occurrences of several state-wide entrance exams for junior middle schools, high schools, and universities. During the period, more advances were paid by customers for the summer classes at the time of registration. As of December 31, 2006, the Company has $309,366 on subscriber prepayment and prepayments instruction fees.

9.	Notes Payable

On September 29, 2006 the Company consummated a bridge financing pursuant to which the Company issued $1,530,000 aggregate principal amount of secured promissory notes and warrants to acquire 1,530,000 shares of common stock of the Company for an exercise price per share of $ 0.50.

Each Note accrues interest at the rate of 6% per annum from September 29, 2006 to March 29, 2007, with interest payable each month commencing from November 1, 2006 and terminating on March 1, 2007, as well as March 29, 2007, which is the maturity date for each Note.

The warrants issued were valued at $203,908 and was treated as a loan discount. The discount is being amortized to interest expense over the life of the notes payable. Loan discount amortized to interest expense in for the year ended December 31, 2006 was $122,345.

The Notes constitute senior indebtedness of the Company. The Notes are guaranteed by ZHLD, ZHTC and Harbin Zhonghelida Educational Technology Company Limited, and Xinqun Yu, the chief executive officer and principal stockholder of the Company. The guarantee of Xinqun Yu is secured by his pledge of a number of shares of common stock of the Company to be determined from time to time as provided therein, with a value of $3,060,000. The number of shares initially pledged is 7,859,598.

10.	Income Taxes

On September 15, 2004, China Education Alliance executed a Plan of Exchange with Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation organized and existing under the laws of People’s Republic of China. ZHLD applied to be as a foreign invested company right after the merger, which business license has been approved as a foreign invested company on April 8, 2005. According to Chinese taxation policy, there is income tax exemption for 2 years and half for 3 years suitable to foreign invested company, advanced Technology Company or software Development Company. ZHLD is a Company under the category of all three. Therefore the Company receives this income tax exemption policy from April 8, 2005 the date approval as a foreign invested company was received. The Company received a 100% tax holiday as of December 31, 2006. On April 8, 2007 the Company’s tax exemption will be reduced to 50% of the prevailing tax rate and will continue at this reduced rate for three additional years.

A reconciliation of the provision for income taxes with amounts determined by the U.S. federal income tax rate to income before income taxes is as follows.

	Year Ended December 31,
	2006	2005
Computed tax at the federal statutory rate of 34%	$892,384	$579,875
Less adjustment to EIT statutory rate of 15%	(498,685)	(324,048)

Benefit of tax holiday	(393,699)	(253,499)

Income tax expense per books	$-	$2,328

The tax holiday resulted in tax savings as follows:

	Year Ended December 31,
	2006	2005

Tax savings	$393,699	$324,048

Benefit per share
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2006 is as follows:

Deferred tax assets
Benefit from U.S net operating loss carryforward	$197,000
Less valuation allowance	$(197,000)
Net deferred tax asset	$(0)

The Company has a U.S net operating loss carryforward of approximately $495,000 as of December 31, 2006 which will begin expiring in 2025. Certain of these loss carryforward amounts may be limited due to the more than 50% change in ownership which took place during 2005.

11.	Employee Retirement Benefits and Post Retirement Benefits

According to the Heilongjiang Provincial regulations on state pension program, both employees and employers have to contribute toward pensions. The pension contributions range from 8% that was contributed by individuals (employees) and the Company is required to make contributions to the state retirement plan based on 20% of the employees’ monthly basic salaries. Employees in the PRC are entitled to retirement benefits calculated with reference to their basic salaries on retirement and their length of service in accordance with a government managed benefits plan. The PRC government is responsible for the benefit liability to these retired employees. During the fiscal year ended December 31, 2006, the Company contributed $28,344 in pension contributions.

12.	Loans from Shareholder

In connection with ABC Realty Merger (see Note 1), the shareholder, Xiqun Yu loaned the Company $100,000 at a 9% interest rate originally signed in December 2004. Annual amount of interest is payable together with principal. The shareholder paid all necessary overseas consulting and advising fees, lawyer fees, and accounting fees from period to period out of his own personal bank accounts in the United States due to the strict laws and regulations imposed by the Chinese government on out-going foreign currency wire transfers. The amount outstanding as of December 31, 2006 is $135,944. The loan from shareholder has the option to convert in two years into common stock of the Company at the market price on the date the Company incurred the loan.

13.	Earnings Per Share

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations. The following securities were not included in the calculation of diluted earnings per share because their effect was antidilutive.

For the year ended December 31, 2006, dilutive shares do not include outstanding warrants to purchase 3,060,000 shares of common stock at an exercise price of $0.50 because the warrant’s exercise price was greater than the average market price for the common stock and their effect would have been antidilutive.

The following reconciles the components of the EPS computation:

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

For the year ended December 31, 2006:
Net income	$2,624,660

Basic EPS income available to common shareholders	$2,624,660	19,307,119	$0.14

Effect of dilutive securities:
None	—	—

Diluted EPS income available to common shareholders	$2,624,660	19,307,119	$0.14

For the year ended December 31, 2005:
Net income	$1,703,186

Basic EPS income available to common shareholders	$1,703,186	19,305,000	$0.09

Effect of dilutive securities:
None	—	—

Diluted EPS income available to common shareholders	$1,703,186	19,305,000	$0.09

14.	Commitments and Contingencies

No government approvals are required to conduct the Company’s principal operations, and the Company is not aware of any probable governmental regulation of our business sectors in the near future. Although management believes that the Company is in material compliance with the statutes, laws, rules and regulations of every jurisdiction in which it operates, no assurance can be given that the Company’s compliance with the applicable statutes, laws, rules and regulations will not be challenged by governing authorities or private parties, or that such challenges will not lead to a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on the Company’s financial condition and operations.

The Company is not involved in any legal matters arising in the normal course of business. While incapable of estimation, in the opinion of the management, the individual regulatory and legal matters in which it might involve in the future are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Total scheduled future minimum lease payments, under these operating leases are as follows:

	Payment Due by Period

	Total	2007	2008	2009	2010	Thereafter
Operating leases	$322,251	$117,647	$102,302	$102,302	$-	$-

15.	Common Stock

On September 9, 2006 the Company issued 6,667 shares of the Company’s common stock valued at $7,000 for services.

16.	Asset acquisition

Pursuant to an asset acquisition agreement dated December 28, 2006, the Company acquired certain fixed assets and franchise rights for a total cash consideration of $1,010,230, (7,900,000 RMB). The franchise rights had a value of $689,642, which will be amortized over the five year term of these rights.

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Our Articles of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by law.

Section 16:21, et seq. of the North Carolina Business Corporation Act, as amended, provides for broad indemnification of directors, officers and employees subject to certain exceptions. A North Carolina corporation may indemnify an individual who is made a party to a proceeding if he conducted himself in good faith, and he reasonably believed that his conduct was in its best interests and that his conduct was at least not opposed to its best interests. However, a corporation can not indemnify in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or any other proceeding charging improper personal benefit to him. Section 17:12 of the Act provides for mandatory indemnification of officers to be the same extent as a director, unless on account of his activities which were, at the time taken, known or believed by him to be clearly in conflict with the best interest of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue
Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$299
Printing and filing	10,000.00
Legal expenses, including blue sky	45,000.00
Accounting expenses	*
Miscellaneous	*
Total	*
* To be supplied by Amendment.

Item 26. Recent Sales of Unregistered Securities
On February 5, 2004, the Company issued 12,000,000 shares of restricted common stock to C & C Properties Inc. for services in reliance upon Section 4(2) under the Securities Act of 1933, as amended. These shares of common stock were cancelled on February 7, 2005.

On August 10, 2004, the Company issued 100,000 shares of its restricted common stock to US Capital Partners Inc. for services in reliance upon Section 4(2) under the Securities Act of 1933.

Pursuant to and at the closing of a Plan of Exchange dated September 15, 2004, which occurred on December 13, 2004, the Company issued the former shareholders of Zhong He Li Da Education Training, Inc. (“ Harbin Zhong He Li Da”), a corporation, organized under the laws of The People’s Republic of China, 55,000,000 shares of common stock of the Company (including present directors and officers of the Company), or 95% of our then outstanding common stock, in exchange for all of the shares of capital stock of Harbin Zhong He Li Da, in reliance upon Regulation S under the Securities Act of 1933, as amended.

On February 7, 2005, the Company issued 100,000 shares of restricted common stock to Sharon Bennett for services in reliance upon Section 4(2) under the Securities Act of 1933.

On September 6, 2006, the Company issued 20,000 shares of restricted common stock to Stephen A. Zrenda, Jr. for legal services in reliance upon Section 4(2) under the Securities Act of 1933, as amended.

On September 29, 2006, the Company completed a debt financing of $1,530,00. In connection with the debt financing, the Company issued warrants to purchase shares of its common stock at an exercise price of $.50 per share for a term of two years in reliance upon Section 4(2) under the Securities Act of 1933, as amended, to the lenders and their representatives. See Item 5 below.

On March 7, 2007, the Company issued 30,000 shares of restricted common stock to Taylor Raferty Associates Inc. for public relations services in reliance upon Section 4(2) under the Securities Act of 1933, as amended.

On May 8, and May 31 2007, we sold, 3% convertible subordinated notes in the aggregate principal amount of $3,400,000 to three investors, Barron Partners LP, Eos Holdings and Hua-Mei 21st Century Partners, LP. The following table sets forth the investment made by each investor, the principal amount of the note issued to the investor and the number of shares of series A preferred stock or common stock are issuable upon conversion initially and the number of shares of common stock issuable upon exercise of each set of warrants:

	Note	Shares	Warrants
Barron Partners, LP	$3,175,000	8,581,081	12,625,000
Eos Holdings	125,000	337,838	510,057
Hua-Mei 21st Century Partners, LP	100,000	270,270	408,046
Total	$3,400,000	9,189,189	8,500,000

Item 27. Exhibits

3.1	Articles of Incorporation (1)
3.2	ByLaws of the Company are incorporated herein by reference to Exhibit 3.3 to the Form SB-2/A Registration Statement of the Company filed on February 7, 2003 (File No. 333-101167)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (1)
10.1
Stock Transaction Agreement between and among the Company and the former owners of Harbin Zhonghelida Educational Technology Co., Ltd., a wholly owned subsidiary of the Company is incorporated herein by reference to Exhibit 10.3 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10-1 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.

10.2
Organization Constitution of Heilongjiang Zhonge Education Training Center dated June 15, 205, a wholly owned subsidiary of the Company is incorporated herein by reference to Exhibit 10.4 filed with our Form 10-KSB filed on April 17, 2006 is incorporated herein by reference to Exhibit 10.2 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.

10.4
Product Commission Process Contract dated March 2, 2006, with Tianjin Huishi Printing Products Co., Ltd. is incorporated herein by reference to Exhibit 10.4 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.

10.5
Employment contract with Liansheng Zhang effective February 21, 2006 is incorporated herein by reference to Exhibit 10.7 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10.5 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.

10.6
Consulting Agreement with Conceptual Management Limited dated March 20, 2006 is incorporated herein by reference to Exhibit 10.8 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10.6 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.

10.11	Purchase Contract dated December 28, 2006, to purchase assets of Harbin Nangang Compass Computer Training School.
10.12
Securities purchase agreement dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.1 to the Form 8-K of the Company filed on May 15, 2007.

10.13	3% Convertible Note issued to Barron Partners, LP is hereby incorporated herein by reference to Exhibit 99.2 to the Form 8-K of the Company filed on May 15, 2007.
10.14	3% Convertible Note issued to Eos Holdings is hereby incorporated herein by reference to Exhibit 99.3 to the Form 8-K of the Company filed on May 15, 2007.
10.15	3% Convertible Note issued to Hua-Mei 21st Century Partners, LP is hereby incorporated herein by reference to Exhibit 99.4 to the Form 8-K of the Company filed on May 15, 2007.
10.16
Registration rights agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.5 to the Form 8-K of the Company filed on May 15, 2007.

10.17
Closing escrow agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein and the escrow agent named therein is hereby incorporated herein by reference to Exhibit 99.6 to the Form 8-K of the Company filed on May 15, 2007.

10.18
Letter agreement dated May 8, 2007 between the Company and SBI Advisors LLC, and related payment letter is hereby incorporated herein by reference to Exhibit 99.7 to the Form 8-K of the Company filed on May 15, 2007.

10.19
Amendment dated as of May 23, 2007 to the securities purchase agreement dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.1 to the Form 8-K of the Company filed on June 7, 2007.

10.20	3% Convertible Note issued to Barron Partners, LP is hereby incorporated herein by reference to Exhibit 99.2 to the Form 8-K of the Company filed on June 7, 2007.
10.21
Closing escrow agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein and the escrow agent named therein is hereby incorporated herein by reference to Exhibit 99.3 to the Form 8-K of the Company filed on June 7, 2007.

21.	List of Subsidiaries is incorporated by reference to Exhibit 21 to the Company’s Form 10-KSB annual report for the year ended December 31, 2006
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of Murrell, Hall, McIntosh & Co., PLLP
23.3	Consent of eFang Accountancy & Co., CPA
(1)   Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(c)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, Heilonjiang Province in the People’s Republic of China on this 8th day of November, 2007.

China Education Alliance

By:	/s/ Xiqun Yu
Xiqun Yu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Xiqun Yu as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature	Title	Date

/s/ Xiqun Yu	President, Chief Executive Officer	November 8, 2007
Xiqun Yu	Chairman of the Board of Directors and Director (Principal Executive Officer)

/s/ Chnquing Wang	Chief Financial Officer	November 8, 2007
Chunquing Wang	Vice Chairman of the Board of Directors (Principal Financial and Accounting Officer)

/s/ Liansheng Zhang	Director	November 8, 2007
Liansheng Zhang